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                                                                  Exhibit 10.3.1

           PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS
           ---------------------------------------------------------


     THIS AGREEMENT OF PURCHASE AND SALE ("Agreement"), is made and entered into as of the 29th day of March, 1996 by and between American Equity Trust Operating Partnership L.P., a Delaware limited partnership ("Buyer"), and Sepulveda Hatteras, Ltd. a California limited partnership ("Seller").


                                   RECITALS
                                   --------

     This Agreement is entered into upon the basis of the following facts, understanding and intentions of the parties:

     A. Seller is the owner of certain real property (the "Property"), located at 5805 Sepulveda Boulevard, Van Nuys, California consisting of that certain eight story office building containing approximately 88,500 rentable square feet (the "Building") and approximately 58,527 square feet of land, as described in Exhibit "A" attached hereto.

     B. Buyer desires to purchase a portion of the Property from Seller and Seller is willing to sell a portion of the Property to Buyer, on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the foregoing Recitals, and the mutual covenants and obligations of the parties herein contained, the parties agree as follows:

     1.   PURCHASE
          --------

          Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller the portion of the Property as set forth below, all on the terms, covenants and conditions set forth in this Agreement. The Property includes all of the following:

          1.1.   Land.  The land ("Land") located at 5805 Sepulveda Boulevard,
                 ----
Van Nuys, California, and legally described as set forth on Exhibit "A" attached to this Agreement and made a part hereof;

          1.2.   Improvements.  The Building and all other structures and
                 ------------
improvements (collectively "Improvements") now situated on the Land, including, but not limited to, fixtures and equipment, mechanical systems, electrical systems, heating and air conditioning systems and plumbing systems;

          1.3.   Personal Property.  All of Seller's interest in fixtures,
                 -----------------
furnishings, equipment, appliances, machinery, tools and other personal property of every kind and character (collectively "Personal Property") owned by Seller and currently
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attached to, located on or used in connection with the operation and maintenance of the Improvements on the Land (as well as the Land) including, without limitation, the items listed on Exhibit "B" attached to this Agreement and made a part hereof.

          1.4.   Intangible Property. Any and all right, title and interest of
                 -------------------
Seller in all leases, contract rights, equipment leases, licenses, warranties, guarantees, assignable permits, entitlements, tenant lists, advertising material, telephone exchange numbers and other intangible property (collectively "Intangible Property") pertaining to the Land, the Improvements or the Personal Property or use thereof which in anyway relates to the ownership, management or operation of the Property.

     2.   ACQUISITION VALUE AND PAYMENT.
          -----------------------------

          The acquisition value for the Property shall be the amount of Sixteen Million Dollars ($16,000,000) and shall be paid as follows:

          2.1. Buyer shall purchase from Seller a 69.7% interest in the Property for the sum of $3,680,000 cash subject to the existing first deed of trust note with an unpaid balance of $10,720,000.

          2.2. Concurrently with the closing of escrow for the purchase and sale of Seller's 69.7 interest in the Property to Buyer, Buyer shall contribute its undivided 69.7% interest in the Property to a new limited partnership to be formed ("Amreit No. 5805"). In addition to, and not in lieu of any other payments or contributions due by Buyer under Section 2.1 hereof, Buyer shall deposit into escrow prior to close of escrow, the sum of $2,720,000 which shall be used for the purpose of reducing the present encumbrance on the Property to an unpaid balance of $8,000,000. Buyer shall receive credit for his $2,270,000 deposit as a contribution to the capital of Amreit No. 5805. Buyer shall receive a 80% partnership interest in Amreit No. 5805. Buyer, or its designee, shall be the general partner of Amreit No. 5805. For purposes of calculating initial capital contribution to the partnership, Buyer shall be credited in its capital account with $6,400,000.

          2.3. Concurrently with the closing of escrow for the purchase and sale of Seller's 69.7% interest in the Property to Buyer, Seller shall contribute its undivided 30.3% interest in the Property to Amreit No. 5805 and shall receive a twenty percent (20%) partnership interest in the Partnership. For purposes of calculating initial capital contribution to the partnership, Seller shall be credited in its capital account with $1,600,000. Seller shall be a limited partner of Amreit No. 5805.

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          2.4.   Seller shall pay for and cause to have the appropriate tests and investigations performed to determine what work has to be accomplished, if any, so that the Property complies with the Los Angeles City seismic Ordinance Number 170406. Seller will be responsible for any costs and/or expenses to bring the Property in compliance and shall be responsible for ensuring that the work performed shall satisfy and comply with this Ordinance Number 170406.

          2.5.   The cash to be deposited by Buyer pursuant to Sections 2.1 and
2.2 shall be paid to Hermosa Escrow Company ("Escrow Holder") in cash by wire transfer of immediately available Federal funds on the Closing Date, or if by cashiers check or certified check, such checks shall be deposited with Escrow Holder at least two business days before the scheduled closing, and shall be drawn on a federally insured bank or savings bank from an office located in California, with such funds to be immediately available. The "Closing Date" is the date the deed records conveying the Property to the Buyer or its designee. The Closing Date shall be on or before July 31, 1996.

     3.   EXCEPTIONS TO TITLE.
          -------------------

          Good and clear record and marketable title to the Property shall be conveyed to Amreit No. 5805 by a grant deed ("Deed"), subject only to the following exceptions to title ("Permitted Exceptions").


          3.1. A lien to secure payment of real estate taxes and assessments not yet due and payable; and

          3.2. Such other exceptions to title as may be approved by Buyer pursuant to the provisions of Subsection 4.1. below. On the Closing Date and as a condition to the close of the purchase and sale provided in this Agreement, a title company of Buyer's choice ("Title Company") licensed to do business in California, shall issue to Amreit No. 5805 its California form of A.L.T.A. extended coverage owner's policy of title insurance ("Owner's Policy") in the amount of the Purchase Price (the "Policy Amount") showing title to the Property vested of record in Buyer subject only to the Permitted Exceptions.

     4.   CONDITIONS PRECEDENT TO BUYER'S OBLIGATION.
          ------------------------------------------

          The obligation of Buyer to buy the Property shall be subject to full satisfaction of the following conditions precedent in Buyer's reasonable discretion:

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          4.1.   Upon execution of this Agreement, Seller shall order and
promptly deliver to Buyer when available a current "as-built" survey ("Survey") which conforms to the A.L.T.A. Standards and Specifications for a Survey covering the Land and the Improvements and otherwise in form sufficient to permit deletion of the survey exception from the Owner's Policy and a preliminary title report in the name of Buyer in the amount of the Policy Amount, together with legible copies of all title exception documents shown thereon covering the Property. Approval by Buyer of exceptions to title and the Survey shall be a condition precedent to Buyer's obligation to purchase the Property. In the event Buyer gives written notice that it disapproves the exceptions to title shown on such preliminary title report, stating the exceptions so disapproved, or the Survey, stating the items shown thereon so disapproved, on or before the later of (1) fifteen (15) days following delivery of the Survey, preliminary title report and title exception documents to Buyer or (2) the expiration of the Review Period, Seller shall have thirty (30) days after the applicable time period set forth in (1) and (2) above to take all steps necessary to remove or correct any such objected-to items. If Seller shall be unable to remove or correct all such objected-to items on or before the expiration of such thirty (30) day period, the obligation of Buyer to buy the Property as herein provided shall terminate unless Buyer waives in writing its disapproval. Buyer's failure to give timely notice of disapproval of the exceptions to title as set forth above shall be deemed to be Buyer's approval of all such exceptions. Buyer shall be responsible for causing any of the items Seller has agreed to remove or correct, to be removed or corrected with Buyer to receive a credit through escrow at the close of escrow for the cost and expense incurred.

          4.2. Promptly following full execution of this Agreement, Seller shall deliver to Buyer, to the extent that Seller has in its possession or under its control, and except as provided prior to the date hereof, the following (collectively, the "Required Information").

                 4.2.1. As-built plans and specifications for the Improvements, all surveys, plans and specifications, including architectural plans, site plan, floor plans, elevations, grading/drainage plan, sewer plan, water plan, landscape plans, irrigation plan, street improvements plan, utility plan and recorded parcel/tract map for the Property.

                 4.2.2. Specification book with catalogue cuts listing the manufacturer's address, model number and warranty information for any and all appliances, plumbing and electrical fixtures, refrigeration, heating and air conditioning components and other such fixtures and equipment.

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                 4.2.3.  Soils report with copy of engineer's
certification of compliance.

                 4.2.4. Copies of all certificates of occupancy for the Improvements.

                 4.2.5. Copies of all third party vendor contracts, including copies of all certificates of insurance and insurance policies in effect.

                 4.2.6. Copy of Seller's current business license for the Property.

                 4.2.7. Copies of all bills for real and personal property taxes and assessments for the current and preceding three years.

                 4.2.8.  All tenant leases.

                 4.2.9. Copies of environmental site assessments, including a Phase I and Phase II environmental reports, covering the Property. If Seller does not have the such reports, then Buyer will cause to have the same performed and charge Seller for the costs of such reports through escrow. Buyer's approval of such reports is a condition of Buyer's obligation to close escrow. Buyer shall have until June 15, 1996 to obtain and approve such reports.

          4.3. Until and including June 15, 1996 (the "Review Period"), Buyer shall have the opportunity to review the Required Information and perform such investigations, inquiries and feasibility studies as it deems appropriate to decide whether the Property is acceptable to Buyer. All costs and expenses in connection with any such study or investigation shall be borne solely by Buyer. Buyer's obligation to purchase the Property as herein provided shall be subject to Buyer's inspection of the Property and approval of the foregoing items in its sole discretion. Seller shall provide access to the Property to Buyer and Buyer's agents and consultants during normal business hours for the purpose of conducting any such investigations, inquiries or feasibility studies. Buyer shall indemnify and hold Seller harmless from and against all liability, claims, demands, damages or costs, including reasonable attorneys' fees, arising from or connected with Buyer's inspection of the Property. If before the end of the Review Period, Buyer does not deliver a written notice to Seller that the Property is not acceptable to Buyer, this contingency of the Buyer is waived.

          4.4. The truth and accuracy of each representation and warranty of Seller contained herein as if made on and as of the Closing Date.

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          4.5.   No material adverse change in the condition of the Property from its condition as of the date of this Agreement.

          4.6. Issuance of the Owner's Policy in the form provided in Section 3 above. Seller shall deliver to the Title Company such affidavits and indemnities as are customarily requested by and furnished to the Title Company to enable the Title Company to issue the Owner's Policy to Amreit No. 5805 free of all exceptions to title other than the Permitted Exceptions.

          4.7. Buyer obtaining approval for the transfer of the Property from all current secured lenders who have a "due on sale" clause contained in the deed of trust securing their loans.

          4.8. Delivery by Seller to Buyer of signed and completed estoppel certificates executed by each tenant of the Property certifying with respect to its lease (i) that such lease is in full force and effect and has not been modified or amended, except as described in the estoppel certificate, (ii) the amount of rent payable under the lease, (iii) the amount of any security deposit, (iv) the lease termination date, (v) the date through which the rent has been paid, (vi) that no default on the part of Seller exists under the lease to the best knowledge of the tenant and (vii) that such tenant claims no right of offset against the landlord under the lease. The contents of such estoppel certificate, as completed and signed must be consistent in all material respects with the information contained in the copy of such tenant lease delivered to Buyer by Seller pursuant to Subsection 4.2.8. above.

          4.9. A limited partnership agreement for Amreit No. 5805 signed by both Buyer and Seller.

          4.10. The obtaining by American Equity Trust Inc. of approval to sell shares by the United States Securities and Exchange Commission and the receipt of sufficient money from the sale of shares to concurrently purchase the Property, as described herein, as well as that certain property located at 1901 Sepulveda Boulevard, Los Angeles, California.

          4.11. Obtaining on or before Closing a commitment permitting the assumption of the Imperial Bank loan by Amreit No. 5805 subject to the terms and conditions set forth in Section 5.3 or a commitment for a similar loan from another lending institution on or before Closing.

          In the event the conditions set forth in Section 4 above shall not have been satisfied within the time periods set forth herein, Buyer shall have the right to terminate this Agreement and Buyer and Seller shall have no further rights or obligations

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hereunder.  Buyer shall have the option to waive any of the conditions contained above, and in the event of any such waiver, such condition shall be deemed satisfied for all purposes.

     5.   CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE.
          ----------------------------------------------------

          Seller's obligation to consummate the transaction contemplated hereunder is subject to full satisfaction of the following conditions precedent:

          5.1.   The delivery by Buyer to Escrow Holder the sum set forth in
Section 2.2, and any other funds required of Buyer.

          5.2. The delivery to Seller of a limited partnership agreement for Amreit No. 5805 signed by Buyer.

          5.3. Imperial Bank release of Seller and its individual partners from liability under the promissory note and deed of trust which imposes a lien on the Property and secures the promissory note, and Buyer's assumption of the promissory note and deed of trust. If Seller and its partners are not released from liability under the promissory note and deed of trust, then Buyer shall have the right to close escrow by paying cash and later obtaining new financing in the amount of up to Eight Million Dollars ($8,000,000) at the then prevailing terms and conditions with the interest rate not to exceed 9.25% per annum.

     In the event the conditions set forth in Section 5 above shall not have been satisfied within the time periods set forth herein, Seller shall have the right to terminate this Agreement and Buyer and Seller shall have no further rights or obligations hereunder. Seller shall have the option to waive any of the conditions contained above, and in the event of any such waiver, such condition shall be deemed satisfied for all purposes.

     6.   CLOSING.
          -------

          6.1. The sale and purchase herein provided shall be consummated through the Escrow Holder. Escrow shall close on or before July 31, 1996 or such later date if Seller and Buyer agree in writing.

          6.2.   At closing, Escrow Holder shall deliver to Amreit No. 5805:

                 6.2.1. A Bill of Sale executed by Seller conveying to Buyer the Personal Property and Intangible Property free and clear of any liens or encumbrances and in form substantially the same as set forth in Exhibit "C" attached hereto and incorporated by reference.

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                 6.2.2.  An assignment and assumption agreement executed by
Seller covering those contracts and leases Buyer has elected to assume in a form substantially the same as set forth in Exhibit "D" attached hereto and incorporated by reference acceptable to Buyer;

                 6.2.3. All books and records of the use, operations and management of the Property;

                 6.2.4.  All keys (properly tagged) to the Property;

                 6.2.5. The "FIRPTA Affidavit" (defined in Section 13), duly executed by Seller in a form substantially the same as set forth in Exhibit "E" attached hereto and incorporated by reference.

                 6.2.6. A certification dated as of the Closing Date confirming the truth and accuracy of each representation and warranty of Seller contained herein as if made on and as of the Closing Date;

                 6.2.7. Internal Revenue Forms W-8 or W-9, as applicable, and any form for compliance with any withholding laws of California; and

                 6.2.8. Evidence of the authorization of Seller to execute and deliver this Agreement and the documents and instruments to be executed by Seller hereunder.

          6.3.   At closing, Escrow Holder shall deliver to Seller:

                 6.3.1. The sum of $3,680,000 reduced by any net prorations in favor of Buyer and increased by any net prorations in favor of Seller;

                 6.3.2. An assignment and assumption agreement executed by Buyer covering those contracts Buyer has elected to assume;

                 6.3.3. A certified resolution of the Board of Directors of Buyer authorizing the execution and delivery of this Agreement and the documents and instruments to be executed by Buyer hereunder.

          6.4. Escrow shall pay down the existing loan secured by the first deed of trust to $8,000,000. Buyer shall pay the costs, if any, of paying down or paying off the Imperial Bank loan except to the extent of any assumption fees, if the loan is assumed by Amreit No. 5805.

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          6.5.   Title shall deliver to Buyer the Owner's Policy.

          6.6. The Deed shall be delivered to Buyer by the Title Company depositing the same for recordation in accordance with the requirements of the applicable law, with instructions to record the same as required and thereafter forward the same to Buyer at its address hereinafter specified in this Agreement.

     7.   CLOSING COSTS AND PRORATIONS.
          ----------------------------

          Seller shall each pay one-half of the escrow fees and any other recording fees. Seller shall pay the premium for the Owner's Policy, documentary and other transfer taxes and any other costs of Seller hereunder. Buyer shall pay premiums for any special title endorsements requested by Buyer, and any other costs of Buyer hereunder. Seller and Buyer each shall pay their own attorneys' fees. Security deposits held by Seller shall be given to Buyer by a credit at the Closing through escrow. Prepaid insurance shall be prorated at the Closing Date only if Buyer requests that existing insurance policies be transferred to Buyer. Operating expenses and utility charges shall be prorated at the Closing Date. Real property taxes shall be prorated as of the Closing Date based upon the latest tax bill available. If taxes are prorated on a basis other than a tax bill for the tax year in which the Closing Date occurs, they shall be again prorated as soon as the tax bill for said tax year becomes available. Buyer and Seller agree to prorate as of the Closing Date any taxes assessed against the Property by a supplemental bill levied by reason of an event occurring prior to the Closing Date. All prorations at the Closing Date shall be made as of 12:01 a.m. on the Closing Date.


     8.   REPRESENTATIONS AND WARRANTIES BY SELLER.
          ----------------------------------------

          Effective as of the date of this Agreement and as of the Closing Date, Seller hereby represents and warrants to Buyer, to the best of Seller's knowledge, without investigation of the general partner of Seller, or their officers, directors or shareholders, and acknowledges that Buyer and Amreit No. 5805 are relying upon such representations and warranties in purchasing the Property, as follows:

          8.1. Seller has and on the Closing Date will have good and marketable fee simple title to the Property, free and clear of all liens and encumbrances except for the Permitted Exceptions and those encumbrances which will be removed on the Closing Date by Seller; on the Closing Date there will be no parties with any rights of possession in the Property other than Seller; Seller and the persons signing this Agreement for Seller have the full right, authority and power to sign this Agreement, to sell the

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Property, to perform all of Seller's obligations under this Agreement and to sign and deliver all of the documents required to be signed and delivered by Seller. Seller has obtained, or will obtain prior to the Closing Date, all consents and/or approvals required.

          8.2. The Property is not in material violation of any applicable federal, state, county or municipal land use, zoning, environmental or other law, statute, ordinance, rule, regulation, administrative or judicial order except as disclosed in writing on Exhibit "F", attached hereto and incorporated herein by reference.
 .

          8.3. Seller has not received any notice of any proceedings in condemnation, nor any written offer to purchase all or any part of the Property in lieu of condemnation, nor of any contemplated zoning change or other action by any governmental body, authority or agency that will in any way materially affect the Property including, but not limited to, the size of, use of, construction on or access to the Property.

          8.4. Neither this Agreement nor the performance by Seller of its obligations hereunder contravene any provision of any present judgment, order, decree, writ or injunction or other proceeding.

          8.5. Seller shall maintain and operate the Property until the Closing Date in its present condition, ordinary wear and tear excepted, which shall include maintaining existing policies of fire and casualty insurance on the Property. The Improvements on the Property are in good operating condition, reasonable wear and tear excepted.

          8.6. There is no material defect in the physical condition of the Property or any improvements constructed thereon and the improvements constructed thereon, comply with all existing governmental seismic laws, rules, regulations and construction standards except as disclosed in writing on Exhibit "G", attached hereto and incorporated herein by reference.

          8.7. Except as set forth on Exhibit "H", attached hereto and incorporated herein by reference, there is no litigation, dispute, action or claim against or by any person, whether pending or threatened, which may have a material adverse effect on the Property.

          8.8. Except as set forth on Exhibit "I", attached hereto and incorporated herein by reference, Seller is not in material breach of any obligation secured by the Property.

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          8.9.   Except as set forth on Exhibit "J", attached hereto and
incorporated herein by reference, there is no material default under any agreement, contract, lease or other commitment, or any claim, demand, litigation, proceedings or governmental investigation pending or threatened against Seller, the Property, or related to the business or assets of the Property, which would materially and adversely affect Seller or the Property.

          8.10. Except as set forth on Exhibit "K", attached hereto and incorporated herein by reference, Seller has never used, manufactured, stored, buried or disposed of hazardous waste, toxic substances or related materials ("Hazardous Materials") on the Property in violation of any applicable law. For purposes of this representation and warranty, Hazardous Materials shall include, but shall not be limited to, the following:

                 8.10.1. Those substances included within the definitions of hazardous substance, hazardous waste, hazardous material, toxic substance, solid waste, or pollutant or contaminant in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 CERCLA)[42 USCS (S) 9601 et seq.]; the Resource Conservation and Recovery Act of 1976 (RCRA) [42 USCS (S)(S) 6901 et seq.]; the Clean Water Act, also known as the Federal Water Pollution Control Act (FWPCA) [33 USCS (S)(S) 1251 et seq.]; the Toxic Substances Control Act
(TSCA) [15 USCS (S)(S) 2601 et seq.]; the Hazardous Materials Transportation Act
(HMTA) [49 USCS (S)(S) 1801 et seq.] or under any other Environmental Law;

                 8.10.2. Those substances listed in the United States Department of Transportation (DOT) Table [49 CFR (S) 172.101], or by the Environmental Protection Agency (EPA), or any successor agency, as hazardous substances [40 CFR Part 302];

                 8.10.3. Other substances, materials, and wastes which are regulated or classified as hazardous or toxic under federal, state, or local laws or regulations; and

                 8.10.4 Any material, waste, or substance which is (i) a petroleum or refined petroleum product, (ii) asbestos, (iii) polychlorinated biphenyl, (iv) designated as a hazardous substance pursuant to 33 USCS (S) 1321 or listed pursuant to 33 USCS (S) 1317, (v) a flammable explosive, or (vi) a radioactive material.

          8.11. The Property is free from underground storage tanks, asbestos and polychlorinated biphenyls.

          8.12. Seller and the Property are in material full compliance with all federal, state and local laws relating to pollution or protection of the environment ("Environmental Laws") and there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or threatened against Seller in respect of the Property or the activities conducted thereon relating in any way to Environmental Laws.

          8.13. The Property is not in a flood plain or a geologic special studies zone.

          8.14. Seller shall not do, commit, allow to be done or fail to do anything that would have a material adverse effect on Seller's title to or condition of the Property.

          8.15. Except as set forth on Exhibit "L", attached hereto and incorporated herein by reference, there are no restrictions on entrance to or exit from the Property from the adjacent public streets that may have a material adverse effect on the Property.

          8.16. All of the information and documents delivered or to be delivered to Buyer pursuant to Subsection 4.2. are and will be true, complete and correct and do not and will not omit to state a material fact.

          8.17. Except as set forth on Exhibit "M", attached hereto and incorporated herein by reference, there are no material contracts affecting the Property and there are no material contracts that shall be binding on Buyer after the Closing Date which are not cancelable on not more than 60 days' notice; and no services, material or work have been supplied by Seller's contractors, subcontractors or materialmen with respect to the Property, of a cost or value of over $5,000, for which payment has not been made, or will not be made in full by the Closing Date except for the Seismic Contract specified elsewhere in this Agreement. If, subsequent to the Closing Date, any mechanic's or other lien, charge, claim or order for the payment of money shall be filed against the Property or against Buyer or Buyer's assigns, based upon any act or omission, or alleged act or omission before or after the Closing Date, of Seller, its agents, servants or employees, or any contractor, subcontractor or materialman connected with construction or repairs made to the Property by or on behalf of Seller (whether or not such lien, charge or order shall be valid or enforceable as such), within 30 days after notice to Seller of the filing thereof, Seller shall take such action, by bonding, deposit, payment or otherwise, as will remove or satisfy such lien of record against the Property. It is the understanding of Buyer and Seller that the obligations incurred for materials or services provided before the Closing Date shall be paid by the Seller; and obligations incurred for materials or services requested by the Buyer and provided after the close of escrow shall be paid for by Buyer.

          8.18. Seller is not a "foreign person" and is not subject to withholding within the meaning of Section 1445 of the Internal Revenue Code.

          8.19. The representations and warranties of Seller contained herein shall be accurate and true in all material respects on the Closing Date as if made on the Closing Date.

     9.   REPRESENTATIONS AND WARRANTIES BY BUYER.
          ---------------------------------------

          Buyer hereby represents and warrants to Seller as follows:

          9.1. Buyer has full right, power and authority to execute and deliver this Agreement and all of Buyer's closing documents, to engage in the transactions contemplated by this Agreement, and to perform and observe all of Buyer's obligations under this Agreement.

          9.2. This Agreement has been duly executed and delivered by Buyer and is a legal, valid and binding instrument, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          9.3. This Property will be purchased concurrently with the acquisition of that certain property located at 1901 Sepulveda Boulevard, Los Angeles, California and will be purchased prior to the acquisition of any other property pursuant to the public offering referred to in Section 4.10 above.

          9.4. All representations and warranties made by the parties in this Agreement or in any certificate, schedule, exhibit, statement, document or instrument furnished hereunder or in connection with negotiation, execution and performance of this Agreement shall survive the Closing Dated for a period of three years.

     10.  DESTRUCTION OF PROPERTY.
          -----------------------

          If the Property is materially damaged or destroyed between the date of this Agreement and the Closing Date, Buyer shall have the right, exercisable in Buyer's sole discretion, within ten (10) days from the occurrence of the event causing the damage or destruction, to:

          10.1. Terminate this Agreement and neither party shall have any further obligation or liability to the other;

          10.2. Accept the Property in its then condition, in which event there shall be credited against the Purchase Price any deductible which is payable under all applicable insurance policies which provide insurance coverage for the Property or Improvements and all proceeds of insurance payable to Seller by reason of such damage shall be assigned and paid by Seller to Buyer and Buyer shall have the sole right to negotiate and adjust any claim under such insurance; or

                 Following notification of the existence of any damage or destruction, Buyer's failure to affirmatively elect within the allotted time period, shall be considered an election to terminate this Agreement under Subsection 10.1. above.

     11.  CONDEMNATION.
          -------------

          If, prior to the Closing Date, all or any portion of the Property or the means of ingress or egress thereon is taken by eminent domain (or is the subject of a pending or contemplated taking which has not been consummated), including, but not limited to, any land donation or public space requirements or encumbrances on the Property requiring owner contributions, Seller shall promptly notify Buyer of such fact and Buyer shall have the option to terminate this Agreement upon notice to Seller given not later than 20 days after receipt of Seller's notice and neither party shall have any further rights or obligations hereunder. If Buyer does not so elect to terminate this Agreement, Seller shall assign and turn over, and Buyer shall be entitled to receive and keep, all awards for the taking by eminent domain and Buyer's and Seller's rights and obligations hereunder shall remain in full force and effect except as to Seller's obligation to deliver to Buyer the portion of the Property so condemned.

     12.  POSSESSION.
          ----------

          Possession of the Property, subject to the rights of Seller and the tenants under the Leases, shall be delivered to Buyer on the Closing Date.

     13.  FIRPTA REQUIREMENTS.
          -------------------

          Seller shall take all actions as may be reasonable and necessary to comply with Sections 897 and 1445 of the Internal Revenue Code of 1986, as amended (the "Code"), and any rules, regulations and orders which may be promulgated thereunder, and in connection therewith, an authorized individual of Seller shall execute and deliver to Escrow Holder prior to the Closing Date, an affidavit in the form of Exhibit "E" attached hereto and made a part of this Agreement (the "FIRPTA Affidavit"). In the event that Seller fails to provide to Buyer, at or prior to the Closing Date, either (i) the FIRPTA Affidavit or
(ii) evidence satisfactory to Buyer's counsel that the transaction contemplated by this Agreement is exempt from any taxes which may apply by reason of Section 897 of the Code, Buyer shall have the right to withhold ten percent of the Purchase Price hereunder (the "Section 1445 Withholding"), and Buyer, or Escrow Holder, shall hold and dispose of the Section 1445 Withholding in accordance with the requirements of that Section. The amount of the Section 1445 Withholding shall be credited against the cash balance of the Purchase Price otherwise due and payable hereunder by Buyer to Seller at the Closing Date and Seller shall have no recourse against Buyer therefore. Seller shall, in addition, comply with the appropriate California statutes concerning withholding if Seller is non-California resident.

     14.  SELLER COMPLIANCE WITH REAL ESTATE REPORTING REQUIREMENT OF 1986 TAX
          --------------------------------------------------------------------
          REFORM ACT.
          ----------

          Seller shall comply with the real estate reporting requirement of the Internal Revenue Code of 1986, as amended, and to file with the Internal Revenue Service a Form 1099 or such other form acceptable to the Internal Revenue Service. Seller shall indemnify, defend and hold harmless Buyer from and against any and all claims, liabilities, costs and expenses resulting from failure to comply with such real estate reporting requirement.

     15.  HAZARDOUS MATERIALS INDEMNITY.
          -----------------------------

          15.1. Seller shall indemnify, defend with counsel selected by Buyer, protect and hold harmless Buyer, its directors, officers, employees, agents and successors in ownership of the Property (collectively, "Indemnified Parties" or singularly, "Indemnified Party") from and against all claims, actual damages, injuries, costs, response costs, losses, demands, debts, liens, liabilities, causes of action, suits, legal and administrative proceedings, interest, fines, charges, penalties and expenses including without limit attorney's, engineers, consultants' and expert witness fees and costs incurred in defending against any of the foregoing or in enforcing this indemnity or paid, incurred or suffered by any Indemnified Party, or asserted against the Property, directly or indirectly arising from or attributable to (i) any breach by Seller of any of its agreements, representations or warranties set forth herein in Section 8.10 or
(ii) any repair, cleanup, remediation, detoxification, closure or preparation and implementation of any plan therefor undertaken by any Indemnified Party concerning Hazardous Materials on, under or about the Property as a result of breach of Section 8.10. hereof. The foregoing indemnity shall apply whether acts of any Indemnified Party are undertaken because of proceedings initiated by any federal, state or other government authority or by any private legal person(s). Anything in the foregoing to the contrary notwithstanding, the foregoing indemnity shall not apply to Hazardous Waste placed on, under or about the Property before of after the date Buyer becomes entitled hereby to possession of the Property except to the extent placed or permitted to be placed thereon with the knowledge of the Seller. The foregoing indemnity is intended by the parties to be an agreement pursuant to Section 107(e) of CERCLA, 42 U.S.C. Section 9607(e), and the similar applicable California statutes.

          15.2. The indemnification set forth in this Section 15 shall be the sole and exclusive remedy of Buyer with respect to the inaccuracy, untruth, incompleteness or breach of or failure to perform any representation, warranty, covenant or agreement set forth herein or in any certificate, schedule, statement, document or instrument furnished hereunder or in connection with negotiation, execution and performance of this Agreement and with respect to any act, conduct, omission, contract or commitment of Buyer at any time or times on or before or after the Closing Date. Seller shall have no liability to indemnify Buyer hereunder for any circumstances whatsoever unless Seller receives written notice specifically setting forth Buyer's claim for indemnification together with all facts and circumstances supporting such claim no later than 36 months after the date of this Agreement.

     16.  NOTICES.
          -------

          All notices, demands or requests made pursuant to, under or by virtue of this Agreement must be in writing and delivered personally or mailed postage prepaid by registered or certified mail or sent by Federal Express, return receipt requested, addressed as follows:

          To Seller:     Sepulveda Hatteras, Ltd.
                         5805 Sepulveda Boulevard
                         Suite  601
                         Van Nuys, California 91411
                         Attention: Mr. Ari Steinbeck

          With a copy to:

                         Mitchell, Silberberg & Knupp
                         11377 West Olympic Boulevard
                         Los Angeles, California 90064
                         Attention:  David Newman, Esq.

          To Buyer:      American Equity Trust, Inc.
                         2221 Rosecrans Avenue, Suite 110
                         El Segundo, California  90245
                         Attention: Dois Brock

          With a copy to:

                         Fainsbert, Mase,& Snyder
                         11835 West Olympic Boulevard, Suite 1100
                         Los Angeles, California 90064
                         Attention:  Stephen B. Fainsbert

Any party may designate a different address by notice similarly given. Any notice, demand or document so given, delivered or made by United States mail shall be deemed to have been given or delivered or made on the third business day following the day on which the same is deposited in the United States mail as registered or certified mail, addressed as above provided, with postage thereon fully prepaid. Any such notice, demand or document not given, delivered or made by registered or certified mail as aforesaid, shall be deemed to be given, delivered or made on receipt of the same by the party to whom the same is to be given, delivered or made.


     17.  INDEMNIFICATION.
          ---------------

          17.1. Buyer shall hold harmless, indemnify and defend Seller from and against: (1) any and all claims, suits, demands, actions or proceedings in any way related to the Property and arising or accruing on or after the Closing Date, or in any way related to or arising from any act, conduct, omission, contract or commitment of Buyer at any time or times on or before or after the Closing Date; (2) all costs and expenses, including attorneys' fees, related to any actions, suits or judgments incident to any of the foregoing and any and all claims, suits, demands, actions or proceedings in any way related to Buyer's and its affiliates sales of securities to the public, any prospectus or disclosure documents distributed to the public and/or filed with the SEC of any securities exchange (including NASDAQ), and any and all other matters arising out of or relating to securities matters involving Buyer's and its affiliates securities. Seller shall notify Buyer of any such claim against Seller within 30 days after it has notice of such claim, but failure to notify Buyer shall in no case prejudice the rights of Seller under this Agreement unless Buyer shall be prejudiced by such failure and then only to the extent of such prejudice.

          17.2. Seller shall hold harmless, indemnify and defend Buyer from and against: (1) any and all claims, suits, demands, actions or proceedings in any way related to the Property

(including but not limited to its operations and management) and arising or accruing before the Closing Date, or in any way related to or arising from any act, conduct, omission, contract or commitment of Seller at any time or times on or before the Closing Date; and (2) all costs and expenses, including attorneys' fees, related to any actions, suits or judgments incident to any of the foregoing. Buyer shall notify Seller of any such claim against Buyer within 30 days after it has notice of such claim, but failure to notify Seller shall in no case prejudice the rights of Buyer under this Agreement unless Seller shall be prejudiced by such failure and then only to the extent of such prejudice. The indemnification set forth in this Section 17 shall be the sole and exclusive remedy of Buyer with respect to the inaccuracy, untruth, incompleteness or breach of or failure to perform any representation, warranty, covenant or agreement set forth herein or in any certificate, schedule, statement, document or instrument furnished hereunder or in connection with negotiation, execution and performance of this Agreement and with respect to any act, conduct, omission, contract or commitment of Buyer at any time or times on or before or after the Closing Date. Seller shall have no liability to indemnify Buyer hereunder for any circumstances whatsoever unless Seller receives written notice specifically setting forth Buyer's claim for indemnification together with all facts and circumstances supporting such claim no later than 36 months after the date of this Agreement.

          17.3. The covenants and provisions of this Agreement, including, without limitation, the provisions of Sections 8, 9, 15 and this Section 17, shall survive the closing of the transaction herein contemplated and the delivery of the deed by Seller to Buyer for a period of three years.

          17.4. The General Instructions of Hermosa Escrow Co. shall be attached hereto as Exhibit "M".


     18.  LIMITATION OF SELLER'S LIABILITY
          --------------------------------

     Seller shall have no liability with respect to the matters described herein until the total of all claims and losses thereunder exceeds $50,000 and then only for the amount by which such claims and losses exceeds $50,000. In no event shall the aggregate liability of Seller be in excess of $1,000,000. To the extent that any loss is covered by insurance and insurance proceeds are actually received, then any claim against Seller shall be offset by the insurance proceeds actually received by Buyer, except if the insurance company has any rights of subrogation and such rights are exercised, or to the extent of any recovery from other sources, after costs and/or attorneys fees incurred in such recovery are deducted.

     19.  MISCELLANEOUS.
          -------------

          19.1.  Best knowledge.  The phrase "Best Knowledge of the Seller" or a
                 --------------
phrase of similar import, when used herein, shall mean the best knowledge , with out investigation, of the general partner of Seller or its officers, directors or shareholders.

          19.2.  Successors and Assigns.  The terms, covenants, conditions,
                 ----------------------
representations and warranties, contained herein shall be binding on and inure to the benefit of the heirs, successors and assigns of the respective parties hereto. It is specifically understood and agreed that benefits of terms, covenants, conditions, representations and warranties contained in this agreement shall be assigned and inure to the benefit of Amreit No. 5805.

          19.3.  Attorneys' Fees.  Should it become necessary for any party to
                 ---------------
this Agreement, or someone acting on their behalf, to incur costs and expenses to retain the services of an attorney to enforce this Agreement, or any portion thereof, the prevailing party shall be entitled to recover from the others reasonable costs and attorneys' fees thereby expended, for which liability is incurred.

          19.4.  Real Estate Commission. Buyer represents and warrants to Seller
                 ----------------------
and Seller represents and warrants to Buyer that no broker has been engaged by it in connection with the transaction contemplated by this Agreement other than Richardson Properties who shall receive a real estate commission in the amount of $240,000 on condition that this acquisition is completed in accordance with its terms and conditions. Seller covenants and agrees to pay any commission due to such brokers. Each party shall indemnify, protect, defend and hold harmless the other party, including reasonable attorney's fees, in respect of any breach of such representation and warranty.

          19.5.  Severability.  The invalidity, illegality, or unenforceability
                 ------------
of any provision of this Agreement shall in no way affect the validity of any other provision of this Agreement. In the event that any provision of this Agreement is contrary to any present or future statute, law, ordinance, or regulation, the latter shall prevail, but in any such event the provisions of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law.

          19.6.  California.  This Agreement shall be governed by and construed
                 ----------
in accordance with the laws of the State of California.

          19.7.  Waiver.  The waiver or failure to enforce any provision of this
                 ------
Agreement shall not operate as a waiver of any future breach of such provision or any other provision hereof.

          19.8.  Counterparts.  This Agreement may be executed in any number of
                 ------------
counterparts, each of which so executed shall be deemed to be an original, and such counterparts shall together constitute but one and the same Agreement.

          19.9.  Review; Interpretation.  Each party to this Agreement has
                 ----------------------
carefully reviewed this Agreement, is familiar with the terms and conditions herein, and was advised by legal counsel of his or its own choice with respect thereto. This Agreement is the product of negotiation among the parties hereto and is not to be interpreted or construed against any party hereto.

          19.10. Headings; Constructions.  The headings which have been used
                 -----------------------
throughout this Agreement have been inserted for convenience of reference only and do not constitute matter to be construed in interpreting this Agreement. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise. The words "herein", "hereof", "hereunder" and other similar compounds of the word "here" when used in this Agreement shall refer to the entire Agreement and not to any particular provision or section. If the last day of any time period stated herein shall fall on a Saturday, Sunday or legal holiday, then the duration of such time period shall be extended so that it shall end on the next succeeding day which is not a Saturday, Sunday or legal holiday.

          19.11. Time of the Essence.  Time is of the essence of this Agreement
                 -------------------
and of the obligations of the parties to purchase and sell the Property, it being acknowledged and agreed by and between the parties that any delay in effecting a closing pursuant to this Agreement may result in loss or damage to the party in full compliance with its obligations hereunder.

          19.12. Further Acts.  In addition to the acts recited in this
                 ------------
Agreement to be performed by Seller and Buyer, Seller and Buyer agree to perform or cause to be performed on or before the Closing Date any and all such further acts consistent with the terms of this Agreement as may be reasonably necessary to consummate the transaction contemplated hereby.

          19.13. Entire Agreement; Amendments.  This Agreement contains all of
                 ----------------------------
the terms agreed upon between the parties with respect to the subject matter hereof. This Agreement may not be changed, modified or terminated, except by an instrument executed by the parties hereto.

          19.14. Confidentiality.  Neither party to this Agreement shall
                 ---------------
disclose any of the terms of this transaction or any information gathered with respect to this transaction except to such party's attorneys, accountants or other consultants as may be required to enable such consultants to perform the activities contemplated by the terms of this Agreement, or except as compelled by process of law.

          19.15. Best Efforts.  Seller shall use its best efforts to procure
                 ------------
any and all necessary consents, approvals, and/or authorizations in connection with the sale of the Property including, but not limited to, such consents and approvals from the Bankruptcy court.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


BUYER:                            SELLER:
American Equity Trust             Sepulveda Hatteras, Ltd.
Operating Partnership,            a California limited partnership
a Delaware limited
partnership


By/s/ Arthur P. Herring           By /s/ Jay Steinbeck
  ---------------------              -----------------

Date: 6/7/96, 1996                Date: 6/7/96, 1996
      ------                            ------

                                  EXHIBIT "A"

                               LEGAL DESCRIPTION

                             [To be inserted later]

                                  EXHIBIT "B"

                           LIST OF PERSONAL PROPERTY

                                  EXHIBIT "C"


                                  BILL OF SALE

Recitals
Section       1.   Transfer
Section       2.   Seller's Covenants
Section       3.   Attorney Fees
Section       4.   Governing Law
Exhibit       A.   Legal Description
Exhibit       B.   Personal Property


                           ************************

  This Bill of Sale ("Bill of Sale") is executed as of ________________, 1996 by Sepulveda Hatteras, Ltd. a California limited partnership ("Seller") in favor of American Equity Trust Operating Partnership L.P., a Delaware limited partnership ("Purchaser").


                                    RECITALS

  A. Seller and Purchaser have entered into an Agreement of Purchase and Sale dated ("Purchase Agreement"), in which Purchaser has agreed to purchase improved real property located at 5805 Sepulveda Boulevard, Van Nuys, California consisting of that certain eight story office building containing approximately 88,500 rentable square feet (the "Building"), more particularly described in attached Exhibit A, incorporated in this Bill of Sale.

  B. Pursuant to the Purchase Agreement, Seller has agreed to transfer to Purchaser all Seller's rights in fixtures, furnishings, equipment, appliances, machinery, tools and other personal property of every kind and character (collectively "Personal Property") owned by Seller and currently attached to, located on or used in connection with the operation and maintenance of the Improvements on the Land which personal property is described in Exhibit B, attached hereto and incorporated herein by reference.

  For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller agrees as follows:


                             SECTION 1.  TRANSFER.

  Seller transfers to Purchaser all of Seller's right, title, and interest in the Personal Property.


                        SECTION 2.  SELLER'S COVENANTS.

  Seller covenants to Purchaser that Seller has good and marketable title to the Personal Property, free of all liens, and has the right to transfer the Personal Property. Seller further agrees that Seller will defend Purchaser's title to the Personal Property against the demands of anyone claiming through Seller.


                           SECTION 3.  ATTORNEY FEES.

  If any suit or action is instituted to enforce the rights of either party under this Bill of Sale, the successful party, as adjudicated by a court, shall be entitled to reasonable attorney fees and court costs.


                           SECTION 4.  GOVERNING LAW.

  This Assignment shall be governed and construed in accordance with California law.


  Seller has executed this Bill of Sale as of the date first above written.

BUYER:                                SELLER:
American Equity Trust                 Sepulveda Hatteras, Ltd.
Operating Partnership,                a California limited partnership
a Delaware limited
partnership


By /s/ Arthur P. Herring              By /s/ Ari Steinbeck
  ------------------------------      --------------------------------
       Arthur P. Herring                     Ari Steinbeck
                                      Assistant to General Partner

Date:  June 7, 1996                   Date:  June 7, 1996
     ---------------------------           ---------------------------

                                  EXHIBIT "D"


              ASSIGNMENT OF LESSOR'S INTEREST IN LEASES SECURITY,

             AND OTHER DEPOSITS, SERVICE CONTRACTS AND WARRANTIES.


  THIS ASSIGNMENT, made and effective as of ____________, 1996, by and between Sepulveda Hatteras, Ltd. a California limited partnership (hereinafter referred to as "Assignor"), and American Equity Trust Operating Partnership L.P., a Delaware limited partnership (hereinafter referred to as "Assignee").

                              W I T N E S S E T H
                              - - - - - - - - - -

  WHEREAS, Assignor has this day conveyed the real property (the "Property") located at 5805 Sepulveda Boulevard, Van Nuys, California consisting of that certain eight story office building containing approximately 88,500 rentable square feet and legally described in Exhibit "A" attached hereto and incorporated herein by reference.

  WHEREAS, Assignor, as lessor, has heretofore entered in the lease and/or tenancy agreements ("Leases") with third party tenants covering portions of space on the Property, and Assignor is the present owner of all right, title and interest in the lessor under the terms of such Leases; and

  WHEREAS, Assignor has also entered into certain service agreements with third parties affecting all or a portion of the Premises, certain lease agreements, and Assignor is the present owner of all right, title and interest of the owner of the Property under the terms of such service agreements as well as the leases; and

  WHEREAS, Assignor desires to convey all of its right, title and interest in and to such Leases (and all security and other deposits for such leases) and service agreements to Assignee;

  WHEREAS, Assignor desires to convey all of its right, title and interest in and to such leases (all security and other deposits for such leases) and service agreements to Assignee;

  NOW, THEREFORE, for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor does hereby GRANT, BARGAIN, SELL, CONVEY, ASSIGN, TRANSFER, SET OVER and DELIVER unto Assignee its successors and assigns, all of Assignor's right, title and interest in and to any service contracts, leases and security deposits or other deposits, including, without limitation, all of the rights, powers, estates and privileges of lessor in, to and under the leases and rent to accrue thereunder, and all rights of reversion and all of the rights and benefits of every description whatsoever belonging to or accruing to the benefit of the lessor in said leases and to the owner of the Property under the service agreements, as well as any warranties it received from any of the work of improvement on said Property, as well as any warranties for any of the furniture, fixtures and equipment on said real property.

  It is understood and agreed that, by its execution hereof, Assignee hereby assumes and agrees to perform all of the terms, covenants and conditions of the leases herein assigned on the part of the lessor therein required to be performed arising from and after the date hereof, including, but not limited to, the obligation to repay, in accordance with the terms of such leases, to such lessees, all security and pet deposits actually received by Assignee and required to be repaid by the terms thereof or by law.

  Assignor covenants and agrees to discharge any and all obligations of the lessor under any leases, any of Assignor's obligations under any service contracts herein assigned where the obligation arose prior to ____________, 1996.

  It is understood and agreed that, by its execution hereof, Assignee hereby assumes and agrees to perform all of the terms, covenants and conditions of the service contracts which it agrees to assume arising from and after the effective date hereof and in connection therewith, to discharge any and all such obligations of Assignor under said contract promptly, and to indemnify, save and hold harmless Assignor from any and all liability, claims or causes of action existing in favor of or asserted by other parties to said contracts, arising out of or relating to Assignee's failure to perform any of the obligations of Assignor under the service contracts arising after the effective date hereof.

  All of the covenants, terms and conditions set forth herein shall be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns.

BUYER:                                SELLER:
American Equity Trust                 Sepulveda Hatteras, Ltd.
Operating Partnership,                a California limited partnership
a Delaware limited
partnership

By /s/ Arthur P. Herring              By /s/ Ari Steinbeck
  ------------------------------      --------------------------------
       Arthur P. Herring                     Ari Steinbeck
                                        Chief Financial Officer

Date:  June 7, 1996                   Date: June 7, 1996
     ---------------------------           --------------------------

                                  EXHIBIT "E"


                       AFFIDAVIT OF NON-FOREIGN STATUS BY
                               ENTITY TRANSFEROR
                                 (SECTION 1445)



Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding tax is not required upon the disposition of a U.S. real property interest by Sepulveda Hatteras, Ltd., a California limited partnership ("Sepulveda Hatteras"), the undersigned hereby certifies the following on behalf of Sepulveda Hatteras:

  1. The common address of the real property that reflects or includes the U.S. real property interest which is the subject of this affidavit is

     1901 Sepulveda Boulevard
     Van Nuys, California

  2. Sepulveda Hatteras is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined In the Internal Revenue Code and the Income Tax Regulations).

  3. The U.S. employer identification number of Sepulveda Hatteras is
     95-3857856.
     -----------

  4. The office address of Sepulveda Hatteras is 5805 Sepulveda Boulevard, Suite 601, Van Nuys, California 91411.

          Sepulveda Hatteras understands that this affidavit may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

  Under penalties of perjury I declare that I have examined this affidavit and to the best of my knowledge and belief it is true, correct, and complete, and I further declare that I have authority to sign thIs document on behalf of Sepulveda Hatteras.

Dated:

                                        SEPULVEDA HATTERAS, LTD.


                                         By: /s/ Ari Steinbeck
                                             -----------------------------
                                                   Ari Steinbeck
                                             Assistant to General Partner

                                  EXHIBIT "F"

                      MATERIAL VIOLATIONS OF VARIOUS LAWS


Property may not be in conformance with ADA requirements.

Property may not be in conformance with local and State disabled access requirements.

Property is not in conformance with City of Los Angeles Seismic requirements.

                                  EXHIBIT "G"

                            LIST OF MATERIAL DEFECTS


Small leaks may occur throughout the curtain wall.

Air Compressor problems may occur during the summer months.

Seismic damage may occur during earthquakes (as it has in the past).

Heating ceiling tiles may be defective.

                                 EXHIBIT "H"

                         LITIGATION, DISPUTES OR CLAIMS


We are investigating the possibility of litigation with contractors, engineers and architects that originally constructed the building.

                                  EXHIBIT "I"

                   BREACH OF ANY OBLIGATION ON THE PROPERTY

                                  EXHIBIT "J"

                           DEFAULTS UNDER AGREEMENTS


Mishel, Trock & Associates are currently more than 60 days behind in their rent payments

                                  EXHIBIT "K"

               EXCEPTIONS TO HAZARDOUS WASTE REPRESENTATIONS AND
                                   WARRANTIES

20 gallons of coil cleaner - phosphoric acid and/or hydrofloric acid

20 gallons of degreaser - butycellosolbe

1 quart of potasium hydroxide

1 quart of butoxyethenol

two cases of spray paint

oil based paint

water based paint

large quantities of freon inside the A/C system

20 gallons of diesel fuel

air compressor oil

motor oil

paint thinner

coleman fuel

polycel insulating foam

household oil

anti-freeze

roof cement

silicone caulking

paint thinner

Simple Green

                                  EXHIBIT "L"

                 RESTRICTIONS ON ENTRANCE OR EXIT FROM PROPERTY


There is no left turn when exiting the building on Sepulveda Blvd.

                                  EXHIBIT "M"

                        CONTRACTS AFFECTING THE PROPERTY


Elevator repair contract with Fujitec for 5 years

Management contract with Insignia Commercial Group for 1 year

[LOGO OF HERMOSA ESCROW CO., INC.]


                              GENERAL PROVISIONS

                                     BUYER

   I agree to pay on demand all pro-rated adjustments chargeable to me, charges for recording deed, for notary fees on documents executed by me, for completing documents, cost of recording documents necessary on my part to complete this escrow, title company charges, if any, for showing title vested in me and Buyer's escrow fee as charged.

                                    SELLER

   You will, as my agent, assign any insurance of mine if prorated in this escrow, instruct the Title Company to begin search of title at once. I agree to pay on demand charges and expenses incurred by you for me, charges for assurance of title, for sending in offset and/or Beneficiaries Statement and/or demands, acknowledging documents executed by me, my conveyance and recording charges, and transfer of insurance, if prorated, and seller's escrow fee as charged.

                 ADDITIONAL ESCROW CONDITIONS AND INSTRUCTIONS

   1. It is mutually understood and agreed by all the parties to this escrow, jointly and severally, all funds received in this escrow shall be deposited with a State or Federal bank with other escrow funds and all disbursements shall be made by your check. You are hereby authorized to deposit any funds or documents handed you under these escrow instructions, or cause the same to be deposited, with any duly authorized sub-escrow agent, subject to your order at or prior to close of escrow, in the event such deposit shall be necessary or convenient for the consummation of this escrow.

   2. It is agreed by the parties hereto that so far as your rights and liabilities are involved, this transaction is an escrow and not any other legal relation and you are an escrow holder only on the foregoing expressed terms, and you shall have no responsibility of notifying me or any of the parties of this escrow of any sale, resale, loan, exchange, or other transaction involving any property herein described or any profit by any person, firm or corporation (broker, agent, and parties to this and/or any other escrow included) in connection therewith, regardless of the fact that such transaction(s) may be handled by you in this escrow or in another escrow. You shall not be responsible or liable in any manner whatsoever for the sufficiency or correctness as to form, manner of execution or validity of any documents deposited in escrow, nor as to the identity, authority or rights of any person executing the same, either as to document of record or those handled in this escrow. Your duties hereunder shall be limited to the safekeeping of such money and documents received by you as escrow holder, and for the disposition of the same in accordance with the written instructions accepted by you in this escrow. You shall not be required to take any action in connection with the collection, maturity or apparent outlaw of any obligations, deposited in this escrow, unless otherwise instructed. You shall not be liable for any of your acts or omissions done in good faith, nor for any claims, demands, losses or damages made, claimed or suffered by any party to this escrow, excepting such as may arise through or be caused by your willful neglect or gross misconduct.

    3. Seller guarantees and you shall be fully protected in assuming that, as to any insurance policies handed you, each policy is in force, has not been hypothecated, and that all necessary premiums therefore have been paid. In the event existing fire insurance policy is not acceptable to any new lending institution, or should buyer elect to provide new insurance, you are instructed to cause existing fire policy to be returned to seller.

    4. Deliver assurances of title, if requested, and insurance policies, if any, to holder of senior encumbrance or his order, or if there be no encumbrances, then to the buyer or his order. Mail, unregistered, all documents and funds to the respective parties. Our signatures on any documents and instructions pertaining to this escrow indicated our unconditional approval of same.

    5. In the event that conditions of this escrow have not been complied with at the expiration of the time provided for herein, you are instructed, nevertheless, to complete the same at any time thereafter as soon as the conditions (except as to time) have been complied with, unless any of us shall have made written demand upon you for the return of money or documents deposited by him. We, jointly and severally, agee that in the event of cancellation we shall pay you a sum sufficient to pay you for any expense which you have incurred pursuant to the foregoing instructions, and a reasonable cancellation fee for services rendered by you, said expenses and fees to be put in escrow before cancellation is effective.

    6. All notices, demands and instructions must be in writing. In the event conflicting demands are made or served upon you or any ???? third person growing out of or relating to this escrow, you shall have the absolute????

                         LIMITED PARTNERSHIP AGREEMENT

                                       OF

                                AMREIT N0. 5805
                       A CALIFORNIA LIMITED PARTNERSHIP



          This Limited Partnership Agreement of AMREIT N0. 5805, a California limited partnership ("Agreement"), is made and entered into effective as of June 7, 1996, by and between American Equity Trust Operating Partnership, L.P., a Delaware limited partnership, as the General Partner, and Sepulveda Hatteras, Ltd., a California limited partnership ("Sepulveda Hatteras"), as the Limited Partner. The General Partner and Sepulveda Hatteras may be referred to in this Agreement collectively as the "Partners" and individually as a "Partner."


                                   ARTICLE I
                                  DEFINITIONS

     1.1  GLOSSARY OF TERMS

          Certain terms and words used in this Agreement shall have the meaning set forth in the Glossary of Terms attached to this Agreement as Exhibit "1" and made a part hereof.

                                   ARTICLE II
                                  ORGANIZATION

     2.1  AGREEMENT

          The Partners hereby join together to establish a limited partnership pursuant to the provisions of the California Revised Limited Partnership Act (the "Act") and they now enter into this Agreement to establish the rights, duties and obligations of the Partners and the limited liability of Sepulveda Hatteras.

     2.2  PARTNERSHIP NAME

          The name of the Partnership shall be AMREIT NO. 5805, a California limited partnership (the "Partnership").

     2.3  PLACE OF BUSINESS

          The mailing and business office address of the Partnership shall be 2221 Rosecrans Avenue, Suite 110, El Segundo, California 90245. The Partnership address may be changed from time to time by the General Partner in its sole discretion after providing written notice thereof to Sepulveda Hatteras.

     2.4  TERM

          The term of this Partnership shall commence on the date of this Agreement and shall continue thereafter until December 31, 2006, unless sooner terminated pursuant to this Agreement.

     2.5  REQUIRED OR PERMITTED FILINGS

          Promptly following the execution of this Agreement by the Partners, the General Partner shall cause to be prepared and filed a Certificate of Limited Partnership (Form LP-1) with the California Secretary of State and such other documents that may be required or permitted for the Partnership to be formed and conduct business consistent with the purposes of this Partnership. The name and address of the initial agent for service of process of the Partnership shall be designated and may be changed from time to time by the General Partner, in its sole discretion after providing written notice thereof to Sepulveda Hatteras.

     2.6  PURPOSES

          The principal purposes of the Partnership are:

          (a) To operate for the production of rental income that certain parcel of real property, improved with a Class A office building of approximately 88,500 gross leasable square feet, located at 5805 Sepulveda Boulevard, Van Nuys, California, and legally described as set forth in Exhibit "2" attached to this Agreement and made a part hereof (the "Property") and related purposes.

          (b) To hold the Property for investment and long term appreciation.

          (c) To ultimately realize appreciation of the Property through the sale, exchange or other disposition of the Property.

                                  ARTICLE III
                                   MEMBERSHIP

     3.1  GENERAL PARTNER

          The General Partner of this Partnership is American Equity Trust Operating Partnership, L.P., a Delaware limited partnership. The address, Capital Contribution and Partner Percentage of the General Partner is set forth on Exhibit "3" attached to this Agreement and made a part hereof, the original of which and any amendments or supplements thereto shall be kept at the principal place of business of the Partnership.

     3.2  LIMITED PARTNERS

          The initial Limited Partner of this Partnership is Sepulveda Hatteras, Ltd., a California limited partnership. The address, Capital Contribution and Partner Percentage of Sepulveda Hatteras is set forth on Exhibit "3" attached to this Agreement and made a part hereof, the original of which and any amendments or supplements thereto shall be kept at the principal place of business of the Partnership.

     3.3  ADMISSION OF ADDITIONAL PARTNERS

          Except as set forth in this Agreement, additional General Partners or Limited Partners may be admitted to the Partnership only with the written consent of a Required Majority of the Partners.

                                 ARTICLE IV
                             CAPITAL CONTRIBUTIONS

     4.1  CONTRIBUTION TO INITIAL CAPITAL BY GENERAL PARTNER

          The General Partner shall contribute the sum of $2,720,000.00 plus its undivided sixty nine and seven-tenths percent (69.7%) interest in the Property to the Initial Capital of the Partnership as its Capital Contribution for an initial Partner Percentage of eighty percent (80%), on the following terms and conditions:

          (a) The General Partner shall cause its interest in the Property to be contributed to the Partnership by a recordable form of grant deed in favor of the Partnership conveying title to the Property free and clear of all trust deeds, mortgages, land contracts, leases, tenancies, delinquent property taxes, assessments, covenants, conditions, reservations, restrictions, rights, rights of way and easements, except those title exceptions acceptable to the General Partner in its reasonable discretion.

          (b) The Partnership shall not be obligated to accept the Property, unless, concurrently therewith, the Partnership is furnished with a policy of title insurance in such form, with such liability and with such exceptions acceptable to the General Partner in its reasonable discretion.

          (c) The General Partner shall receive a Capital Contribution of $6,400,000.00 consisting of $2,720,000.00 of cash and $3,680,000.00 representing the General Partner's share of the Agreed Equity in the Property. The Agreed Equity is based on an agreed fair market value of $16,000,000.00 for the entire Property, reduced by the debt balance of approximately $10,720,000.00 in favor of Imperial Bank (before the pay down of $2,720,000.00 by the Partnership), multiplied by the General Partner's undivided sixty nine and seven-tenths percent (69.7%) interest in the Property.

          (d) The formation of this Partnership is subject to and contingent upon the Partners owning the undivided interest in the Property set forth above sufficient to contribute to the Initial Capital of the Partnership.

     4.2  CONTRIBUTION TO INITIAL CAPITAL BY SEPULVEDA HATTERAS

          Sepulveda Hatteras shall contribute its undivided thirty and three-tenths percent (30.3%) interest in the Property to the Initial Capital of the Partnership as its Capital Contribution for an initial Partner Percentage of twenty percent (20%), on the following terms and conditions:

          (a) Sepulveda Hatteras shall contribute its interest in the Property to the Partnership by executing and delivering a recordable form of grant deed in favor of the Partnership conveying title to the Property free and clear of all trust deeds, mortgages, land contracts, leases, tenancies, delinquent property taxes, assessments, covenants, conditions, reservations, restrictions, rights, rights of way and easements, except those title exceptions acceptable to the General Partner in its reasonable discretion.

          (b) The Partnership shall not be obligated to accept the Property, unless, concurrently therewith, the Partnership is furnished with a policy of title insurance in such form, with such liability and with such exceptions acceptable to the General Partner in its reasonable discretion.

          (c) Sepulveda Hatteras shall receive a Capital Contribution of $1,600,000.00 representing Sepulveda Hatteras' share of the Agreed Equity in the Property. The Agreed Equity is based on an agreed fair market value of $16,000,000.00 for the entire Property, reduced by the existing debt balance of $10,720,000.00 in favor of Imperial Bank (before the pay down of $2,720,000.00 by the Partnership), multiplied by Sepulveda Hatteras' undivided thirty and three-tenths percent (30.3%) interest in the Property .

     4.3  ADDITIONAL CAPITAL CALL BY GENERAL PARTNER

          The General Partner shall contribute any additional funds needed to meet the reasonable needs of the Partnership. Sepulveda Hatteras shall not be required to make any additional Capital Contributions.

     4.4  WITHDRAWAL OF CAPITAL

          No Partner shall have the right to withdraw or receive a return of any Capital Contributions and no Capital Contribution may be returned in the form of property other than cash, except as otherwise specifically provided in this Agreement.

     4.5  LIMITED LIABILITY.

          Sepulveda Hatteras shall not have any personal liability for liabilities or obligations of the Partnership in excess of its contributions to the capital of the Partnership.


     4.6  INTEREST ON CAPITAL

          No Partner shall be entitled to receive any interest on his Capital Contributions or on any positive Capital Account balance, except as otherwise provided in this Agreement.


                                   ARTICLE V
                         DISTRIBUTIONS AND ALLOCATIONS

     5.1  DISTRIBUTION OF CASH FLOW FROM OPERATIONS

          Cash Flow From Operations, if any, shall be distributed as follows:

          (a) First, a preferred return to the General Partner in an amount equal to a cumulative, non-compounded, ten and one-half percent (10.5%) per annum return on its Net Capital Contributions, pro rated daily.

          (b) Next, a preferred return to Sepulveda Hatteras (and to the General Partner on a pro rata basis to the extent that the General Partner has received any portion of Sepulveda Hatteras' interest pursuant to Paragraph 10.6) in an amount equal to a cumulative, non-compounded, eight percent (8%) per annum return on its Net Capital Contributions, prorated daily.

          (c) Thereafter, the balance of Cash Flow From Operations shall be distributed to the Partners as follows:

               (1)  Fifty percent (50%) to the General Partner;

               (2)  Fifty percent (50%) to Sepulveda Hatteras.


     5.2  DISTRIBUTIONS OF CASH FLOW FROM SALE OR REFINANCING

          Cash Flow From Sale or Refinancing, if any, shall be distributed to the Partners as follows:

          (a) First, to the General Partner in an amount equal to any unpaid preferred return under Paragraphs 5.1(a) and 5.1(b).

          (b) Next, to Sepulveda Hatteras in an amount equal to any unpaid preferred return under Paragraph 5.1(b).

          (c) Next, to the General Partner in an amount equal to the sum of $2,720,000 plus any Net Capital Contributions made by the General Partner subsequent to its Capital Contributions to Initial Capital.

          (d) Next, to the Partners on a pro rata basis to the extent of their Net Capital Contribution balances.

          (e) Thereafter, any remaining Cash Flow From Sale or Refinancing shall be distributed fifty percent (50%) to the General Partner and fifty percent (50%) to Sepulveda Hatteras.

     5.3  ALLOCATION OF LOSSES

          Except as otherwise provided in Paragraphs 5.7 and 5.8 below, Operating Losses and Losses From Sale shall be allocated to the Partners pro rata in accordance with their Partner Percentages.

     5.4  ALLOCATION OF PROFITS

     Except as otherwise provided in Paragraphs 5.7 and 5.8 below, Operating Profits and Gain from Sale shall be allocated as follows:

          (a) First, to the Partners pro rata in accordance with their Partner Percentages to the extent of any losses previously allocated to the Partners under Paragraph 5.3 above and not previously recouped under this Paragraph 5.4(a).

          (b) Thereafter, fifty percent (50%) to the General Partner and fifty percent (50%) to Sepulveda Hatteras.

     PARAGRAPHS 5.5 AND 5.6 ARE DELETED AND INTENTIONALLY OMITTED.

     5.7  ALLOCATION OF NONRECOURSE DEDUCTIONS; MINIMUM GAIN CHARGEBACK

          (a) Nonrecourse Deductions for any taxable year of the Partnership shall be allocated in the same manner as Operating Losses are allocated under subparagraph 5.3(b), above.

          (b) To the extent of the Nonrecourse Deductions allocated for any taxable year of the Partnership pursuant to subparagraph 5.7(a), above, any Partner Nonrecourse Deductions for any fiscal year or other period shall be specially allocated to the General Partner or Limited Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Liability to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

          (c) Notwithstanding any other provisions of this Article 5, if there is a net decrease in Partnership Minimum Gain (as defined in the Treasury Regulations) during any Partnership fiscal year, each General Partner and Sepulveda Hatteras shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to the greater of (i) the portion of such Partner's share of the net decrease in Partnership Minimum Gain, determined in accordance with Regulations Section 1.704-2, that is allocable to the disposition of Partnership Property subject to Nonrecourse Liabilities, or (ii) if such Partner would otherwise have a deficit in his Capital Account at the end of such year that exceeds his share of Minimum Gain, an amount sufficient to eliminate such excess deficit. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each respective Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Section 1.704-2 of the Treasury Regulations. This Paragraph 5.7(c) is intended to comply with the minimum gain chargeback requirement in such Section of the Regulations and shall be interpreted consistently therewith. To the extent permitted by such Section of the Regulations and for the purposes of this Paragraph 5.7(c) only, each Partner's Capital Account Deficit shall be determined prior to any other allocations pursuant to this Paragraph 5.7 with respect to such fiscal year and without regard to any net decrease in Partner Minimum Gain during such fiscal year.

          (d) Notwithstanding any other provision of this Article 5 except Paragraph 5.7(c), if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Liability during any Partnership fiscal year, each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to the greater of (i) the portion of such Partner's share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(4), that is allocable to the disposition of Partnership Property subject to such Partner Nonrecourse Liability, or (ii) if such Partner would otherwise have a Capital Account Deficit at the end of such year that exceeds his share of Minimum Gain, an amount sufficient to eliminate such excess Capital Account Deficit. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each General Partner and to Sepulveda Hatteras pursuant thereto. The items to be so allocated shall be determined in accordance with Section 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Paragraph 5.7(d) is intended to comply with the minimum gain chargeback requirement in such Section of the Regulations and shall be interpreted consistently therewith. Solely for purposes of this Paragraph 5.7(d), each Partner's Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to this Article 5 with respect to such fiscal year, other than allocations pursuant to Paragraph 5.7(c) hereof.

     5.8  QUALIFIED INCOME OFFSET

          (a) In the event any Limited Partner who is not a General Partner unexpectedly receives any adjustments, allocations, or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6), items of Partnership income and gain shall be specially allocated to each such Limited Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Capital Account Deficit of such Limited Partners as quickly as possible, provided that an allocation pursuant to this Paragraph 5.8(a) shall be made if and only to the extent that such Limited Partner would have a Capital Account Deficit after all other allocations provided for in this
Article 5 have been tentatively made as if this Paragraph 5.8(a) were not in the Agreement.

          (b) In the event any Limited Partner who is not a General Partner has a deficit Capital Account at the end of any Partnership fiscal year that is in excess of the sum of (i) the amount such Limited Partner is obligated to restore, and (ii) the amount of such Limited Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5), each such Limited Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible provided that an allocation pursuant to this Paragraph 5.8(b) shall be made if an only to the extent that such Limited Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article 5 have been tentatively made as if Paragraph 5.8(a) hereof and this Paragraph 5.8(b) were not in the Agreement.

     5.9  TAX ALLOCATIONS

          (a) All items of income, gain, loss and deduction for federal and state income tax purposes shall be allocated in accordance with the corresponding "book" items in accordance with the principles of IRC Section 704(c) and Treasury Regulation Section 1.704-1(b)(4). If the General Partner determines that it is necessary or appropriate to modify the manner in which such tax allocations are allocated under this Paragraph 5.9 in order to comply with the principles reflected in IRC Section 704(c) or such Regulation, the General Partner may make such modifications.

          (b) Depreciation, amortization or other method of cost recovery for federal income tax purposes ("Tax Depreciation") with respect to an item of Partnership property shall be determined using the Adjusted Tax Basis of such property, rather than its Book Value.

     5.10 ALLOCATIONS TO NEWLY ADMITTED PARTNERS AND BETWEEN
          TRANSFERORS AND TRANSFEREES OF INTERESTS IN THE PARTNERSHIP

          On the transfer of an interest in or the admission of an Additional Partner to the Partnership, Operating Profits, Operating Losses, Gain From Sale, Loss From Sale and Cash Flow shall be allocated and distributed according to the following provisions:

          (a)  EFFECTIVE DATE OF ADMISSION OF ADDITIONAL
               PARTNER OR TRANSFEREE

               Any person who is admitted as a Partner on or before the 15th day of a calendar month shall be recognized as the owner and holder of the interest so acquired as of the first day of such calendar month. Any person who is admitted as a Partner on or after the 16th day of a calendar month shall be recognized as the owner and holder of the acquired interest in the Partnership as of the first day of the next calendar month. The Partnership shall recognize the transferee of an interest in the Partnership as the owner and holder of the transferred interest no later than the end of the calendar month during which the Partnership is given written notice of the transfer. Such written notice shall not be effective and no allocations or distributions shall be made by the Partnership in reliance thereon unless the notice states the date the interest in the Partnership was transferred and such other information as the General Partner may reasonably request. In the absence of such notice and information, neither the Partnership nor the General Partner shall incur any liability for making allocations or distributions in accordance with this Article V.

          (b)  ALLOCATION OF OPERATING PROFITS AND LOSSES
               AND DISTRIBUTION OF CASH FLOW FROM OPERATIONS

               Operating Profits or Losses for each taxable year allocable to any interest in the Partnership which has been transferred during such year shall be allocated between the transferor and transferee based on the number of months each was recognized as the owner and holder of the transferred Partnership Interest under subparagraph (a), above. Cash Flow from Operations for any period allocable to any interest in the Partnership which has been transferred during the period shall be distributed to the transferor and the transferee based on the number of months during the period that each was recognized as the holder of the transferred Partnership Interest under subparagraph (a), above, without regard to the results of Partnership operations during such period.

          (c) ALLOCATION OF GAIN OR LOSS FROM SALE AND DISTRIBUTION OF CASH FLOW FROM SALE OR REFINANCING

               Any Gain From Sale or Loss From Sale shall be allocated to the Partners recognized as the holders of the Partnership Interests as of the date on which the Partnership recognizes such Gain From Sale or Loss From Sale. Cash Flow From Sale or Refinancing shall be distributed to the Partners recognized as the holders of Partnership Interests as of the last day of the calendar month during which the Partnership received such Cash Flow.

          (d)  ALLOCATIONS WHEN PARTNER'S INTEREST CHANGES

               Subject to the foregoing provisions of this Paragraph 5.10, allocations of Operating Profits or Losses under this Article V shall be made utilizing (i) the varying interest rules of IRC Section 706, using any convention permitted by law and selected by the General Partner and (ii) such daily, monthly or other period determinations permitted under IRC Section 706 and the Treasury Regulations thereunder selected by the General Partner.

     5.11 SECTION 754 ADJUSTMENT

          To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

     5.12 CURATIVE ALLOCATIONS

          (a) The "Regulatory Allocations" consist of the "Basic Regulatory Allocations", as defined in Paragraph 5.12 hereof, the "Nonrecourse Regulatory Allocations", as defined in Paragraph 5.12(c) hereof, and the "Partner Nonrecourse Regulatory Allocations", as defined in Paragraph 5.12(d) hereof.

          (b) The Basic Regulatory Allocations consist of allocations pursuant to Paragraph 5.8(a), (b) and 5.11, hereof. Notwithstanding any other provisions of this Agreement, other than the Regulatory Allocations, the Basic Regulatory Allocations shall be taken into account in allocating items of income, gain, loss and deduction among the General Partner and Sepulveda Hatteras so that, to the extent possible, the net amount of such allocations of other items and the Basic Regulatory Allocations to each General Partner and Limited Partner shall be equal to the net amount that would have been allocated to each such General Partner and Limited Partner if the Basic Regulatory Allocations had not occurred. For purposes of applying the foregoing sentence, allocations pursuant to this Paragraph 5.12(b) shall only be made with respect to allocations pursuant to Paragraph 5.11 hereof to the extent the General Partner reasonably determine that such allocations will otherwise be inconsistent with the economic agreement among the parties to this Agreement.

          (c) The "Nonrecourse Regulatory Allocations" consist of all allocations pursuant to Paragraphs 5.7(a) and 5.7(c) hereof. Notwithstanding any other provision of this Agreement, other than the Regulatory Allocations, the Nonrecourse Regulatory Allocations shall be taken into account in allocating items of income, gain, loss, and deduction among the General Partner and Sepulveda Hatteras so that, to the extent possible, the net amount of such allocations of other items and the Nonrecourse Regulatory Allocations to each General Partner and Limited Partner shall be equal to the net amount that would have been allocated to each such General Partner and Limited Partner if the Nonrecourse Regulatory Allocations had not occurred. For purposes of applying the foregoing sentence (i) no allocations pursuant to this Paragraph 5.12(c) shall be made prior to the Partnership fiscal year during which there is a net decrease in Partnership Minimum Gain, and then only to the extent necessary to avoid any potential economic distortions caused by such net decrease in Partnership Minimum Gain, and (ii) allocations pursuant to this Paragraph 5.12(c) shall be deferred with respect to allocations pursuant to Paragraph 5.7(a) hereof to the extent the General Partner reasonably determine that such allocations are likely to be offset by subsequent allocations pursuant to Paragraph 5.7(c) hereof.

          (d) The "Partner Nonrecourse Regulatory Allocations" consist of all allocations pursuant to Paragraphs 5.7(b) and 5.7(d) hereof. Notwithstanding any other provision of this Agreement, other than the Regulatory Allocations, the Partner Nonrecourse Regulatory Allocations shall be taken into account in allocating items of income, gain, loss and deduction among the General Partner and Sepulveda Hatteras so that, to the extent possible, the net amount of such allocations of other items and the Partner Nonrecourse Regulatory Allocations to each General Partner and Limited Partner shall be equal to the net amount that would have been allocated to each such General Partner and Limited Partner if the Partner Nonrecourse Regulatory Allocations had not occurred. For purposes of applying the foregoing sentence
(i) no allocations pursuant to this Paragraph 5.12(d) shall be made with respect to allocations pursuant to Paragraph 5.7(b) relating to a particular Partner Nonrecourse Debt prior to the Partnership fiscal year during which there is a net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, and then only to the extent necessary to avoid any potential economic distortions caused by such net decrease in Partner Minimum Gain, and (ii) allocations pursuant to Paragraph 5.12(d) shall be deferred with respect to allocations pursuant to Paragraph 5.7(b) hereof relating to a particular Partner Nonrecourse Debt to the extent the General Partner reasonably determines that such allocations are likely to be offset by subsequent allocations pursuant to Paragraph 5.7(d) hereof.

          (e) The General Partner shall have reasonable discretion, with respect to each Partnership fiscal year, to (i) apply the provisions of Paragraphs 5.12(b), (c) and (d) hereof in whatever order is likely to minimize the economic distortions that might otherwise result from the Regulatory Allocations, and (ii) divide all allocations pursuant to Paragraphs 5.12 (b),
(c) and (d) hereof among the General Partner and Sepulveda Hatteras in a manner that is likely to minimize such economic distortions.

     5.13 INTENT OF ALLOCATIONS

          It is the intent of the Partnership that this Agreement comply with the safe harbor test set forth in Treasury Regulation Section 1.704-1(b)(2)(ii)(D) including the Qualified Income Offset and Minimum Gain Chargeback, which are hereby incorporated by reference. If, for whatever reasons, the Partnership is advised by counsel or its accountants that the allocation provisions of this Agreement are unlikely to be respected for federal income tax purposes, the General Partner is granted the authority to amend the allocation provisions of this Agreement, to the minimum extent deemed necessary by counsel or its accountants to effect the plan of allocations and Distributions provided in this Agreement. The General Partner shall have the discretion to adopt and revise rules, conventions and procedures as it believes appropriate with respect to the admission of the Limited Partners to reflect Partners' interests in the Partnership at the close of the years.

     5.14 AGREEMENT TO CONTROL DISTRIBUTIONS

          Notwithstanding any adjustment of the allocation of Operating Profits or Losses, Gain or Loss From Sale or other items for income tax purposes provided in this Agreement by any judicial body or governmental agency, the provisions of this Agreement shall control for all purposes of determining the Partner's entitlement to distributions of Cash Flow.

     5.15 METHOD OF ACCOUNTING

          Operating Profits, Operating Losses, Gain From Sale and Loss From Sale shall be computed by use of the cash or accrual method of accounting, as determined by the General Partner and the accountant for the Partnership, in accordance with sound tax accounting principles consistently applied, adjusted to the extent necessary to conform with the applicable provisions of this
Article V and Article VI, below.

                                   ARTICLE VI
                        MAINTENANCE OF CAPITAL ACCOUNTS

     6.1  CAPITAL ACCOUNTS

          (a)  CAPITAL ACCOUNTS

               Throughout the term of this Partnership, the Partnership shall establish and maintain a Capital Account for each Partner, which shall reflect items of Partnership property recorded on the books of the Partnership at Book Value and thereafter adjusted to reflect allocations of income, gain, loss, deduction and credits with respect to such item of property and any other adjustments necessary to properly reflect Capital Accounts in a manner consistent with the rules and principles of this Article VI and reasonably prudent tax accounting principles consistent with the Partnership's method of accounting.

          (b)  ADJUSTMENTS BY GENERAL PARTNER

               The General Partner and the accountants retained by the General Partner shall maintain the Capital Accounts of the Partners in compliance with the provisions of Treasury Regulation Section 1.704-1(b), as amended, which provisions, as amended, are incorporated in this Agreement and made a part hereof. In the event that the General Partner determines that it is prudent to modify the manner in which the Capital Accounts are adjusted and/or maintained in order to comply with the requirements of such Regulation, the General Partner may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Partner under Article XIII, below, on dissolution of the Partnership.

          (c)  TRANSFER OF PARTNERSHIP INTERESTS

               In the event of a transfer of an interest in this Partnership, in compliance with the terms of this Agreement, the Capital Account of the transferor attributable to the transferred Partnership Interest shall carry over and become the Capital Account of the transferee Partner and shall continue to be subject to all of the provisions of this Article concerning adjustments to Capital Accounts.

          (d)  ADJUSTMENTS WHERE GUIDANCE IS LACKING

               If the provisions of this Article or Treasury Regulation Section 1.704-1(b) fail to provide guidance on how the Capital Accounts of the Partners should be maintained to reflect particular adjustments to Partnership capital on the books of the Partnership, such capital adjustments shall be made in a manner that:

               (1) maintains equality between the aggregate governing Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership's balance sheet;

               (2) is consistent with the underlying economic arrangements of the Partners; and

               (3) is based, wherever practicable, on federal income tax accounting principles.

     6.2  BASIC RULES FOR CAPITAL ACCOUNT ENTRIES

          (a) The "Capital Account" of a Partner means the capital account of that Partner determined strictly in accordance with the rules set forth in Treasury Regulation Section 1.704-1(b)(2)(iv). For purposes hereof, the General Partners' initial Capital Account balance shall be $6,400,000.00 after its Capital Contribution made to

Initial Capital as set forth in Section 4.1. Sepulveda Hatteras' initial Capital Account balance shall be $1,600,000.00 after its Capital Contribution made to Initial Capital as set forth in Section 4.2.

          (b) Subject to subparagraph (a), above, a Partner's Capital Account SHALL BE INCREASED BY:

               (1) the amount of money contributed by the Partner to the capital of the Partnership,

               (2) the fair market value of property contributed by the Partner to the capital of the Partnership (net of liabilities secured by the contributed property that the Partnership is considered to assume or take subject to under IRC Section 752), and

               (3)  the net amount of income allocated to the Partner.

          (c) Subject to subparagraph (a) above, a Partner's Capital Account shall be decreased by:

               (1) the amount of money distributed to the Partner by the Partnership,

               (2) the fair market value of property distributed to the Partner by the Partnership (net of liabilities secured by such distributed property that the Partner is considered to assume or take subject to under IRC Section 752),

               (3) the Partner's share of the Partnership's IRC Section 705(a)(2)(B) Expenditures, including losses which are nondeductible under IRC Sections 267(a)(1) or 707(b),

               (4) the Partner's share of amounts paid or incurred by the Partnership to organize the Partnership, except to the extent properly amortizable for federal income tax purposes, and

               (5)  the net amount of loss allocated to the Partner.

          (d) For purposes of this Article VI, "income" refers to all items of income (including gain from the sale of Partnership property and income exempt from tax) as properly determined for Book Purposes, and "loss" refers to all items of loss (including loss from the sale of Partnership property), as properly determined for Book Purposes. Book Income and Loss shall be determined based on the Book Value of the Partnership's assets in accordance with the principles of Treasury Regulation Section 1.704-1(b)(2)(iv). Otherwise, income and loss shall be determined strictly in accordance with federal income tax principles (including rules governing depreciation and amortization), utilizing the Book Value of Partnership assets.

                                  ARTICLE VII
                     ADMINISTRATIVE AND ACCOUNTING MATTERS

     7.1  BOOKS AND RECORDS

          The General Partner shall keep the following Partnership documents at the principal office of the Partnership:

          (a) A current list of the full name and last known address of each Partner, together with the Capital Contribution and Partner Percentage of each Partner.

          (b) An executed original of this Agreement and all amendments to this Agreement.

          (c) A copy of the Certificate of Limited Partnership, a copy of all Certificates of Amendment thereto and an executed original of any power of attorney pursuant to which such Certificates have been executed.

          (d) Copies of the federal, state and local income tax or information returns and reports of the Partnership, if any, for the six most recent taxable years.

          (e) Financial statements of the Partnership for the six most recent fiscal years.

          (f) The books and records of the Partnership for at least the current and past six fiscal years.

     7.2  DELIVERY TO PARTNERS AND INSPECTION

          (a) Each Partner has the right, on reasonable request, to inspect and copy, during normal business hours, any of the Partnership records required to be maintained under Paragraph 7.1, above.

          (b) Within ninety (90) days of the end of each taxable year of the Partnership, the General Partner shall provide each Partner with a copy of the federal and state income tax returns of the Partnership and the information necessary for the Partner to complete his federal and state income tax or information returns.

     7.3  TAX AND FISCAL YEAR

          The Partnership's tax and fiscal year shall be the calendar year.

     7.4  TAX MATTERS PARTNER

          The General Partner shall be the Tax Matters Partner for purposes of
Section 6231(a)(7) of the Internal Revenue Code of 1986, as amended.

                                  ARTICLE VIII
                         MANAGEMENT AND RELATED MATTERS

     8.1  CONTROL BY GENERAL PARTNER

          Subject to the consent, voting and other approval rights expressly granted to the Limited Partners under this Agreement and the Act, the General Partner shall have sole and exclusive control over the business and affairs of the Partnership and shall have all of the rights and powers which may be possessed by a Partner under the Act.

     8.2  SPECIFIC AUTHORITY, POWERS AND DUTIES

          The General Partner shall have the specific rights, powers and duties required for or appropriate to management of the Partnership's business, including, but not limited to, the right and power to:

          (a) Sell or otherwise dispose of assets of the Partnership in the ordinary course of the Partnership's business, which does not involve the sale or other disposition of all or substantially all of the Partnership assets. For those purposes, "substantially all" shall be defined to mean assets of the Partnership representing more than eighty percent (80%) of the net book value of all Partnership assets as of the end of the most recently completed calendar quarter.

          (b) Execute any and all loan documents, notes, mortgages, financing statements and/or any other financing or security documents requested of the Partnership without requiring any of the other Partners to execute any such documents as long as the amount of the loan shall not exceed the unpaid principal balance of all indebtedness of the Partnership, plus all costs related to such financing and the reasonable costs of procuring the loan. Any loan in excess of the foregoing shall require the written approval of Sepulveda Hatteras.

          (c) Borrow money on behalf of the Partnership, and encumber the Partnership assets or place title in the name of a nominee for the purposes of obtaining such financing as long as the amount of the loan shall not exceed the unpaid principal balance of all indebtedness of the Partnership, plus all costs related to such financing and the reasonable costs of procuring the loan. Any loan in excess of the foregoing shall require the written approval of Sepulveda Hatteras.

          (d)  Manage and operate the Partnership's assets.

          (e) Employ from time to time, at the expense of the Partnership, insurance brokers, property managers, real estate brokers, loan brokers, consultants, accountants and attorneys, including Partners and their Affiliates, subject to the limitations of Paragraphs 8.4 and 8.9, below.

          (f) Pay, at the expense of the Partnership, all organization expenses incurred in the creation of the Partnership (not to exceed $5,000.00) and all reasonable expenses incurred in the operation of the Partnership, including the payment or reimbursement of costs incurred by the General Partner and its Affiliates on behalf of the Partnership.

          (g) Make any and all elections for federal, state or local tax purposes, including, without limitation, elections to: (i) adjust the basis of Partnership property under IRC Sections 734(b) and 743(b), if the General Partner decides, in its sole discretion, to file such an election; (ii) extend the statute of limitations for assessment of tax deficiencies against Partners with respect to adjustments to the Partnership's federal, state or local tax returns; and (iii) represent and bind the Partnership and the Partners before taxing authorities and courts of competent jurisdiction in tax matters affecting the Partnership and the Partners, in their capacities as such, including the execution of any agreement affecting such matters.

          (h) Certify to third parties: (i) copies of this Agreement and any amendments thereto; (ii) the existence or nonexistence of any fact or facts which constitute a condition precedent to acts by a General Partner or which are in any manner germane to the business or affairs of the Partnership, including, without limitation, those pertaining to votes or consents of the Partners; (iii) the identity of any Partner; (iv) the persons who are authorized to execute and deliver any instrument or document of the Partnership; or (v) any act or failure to act by the Partnership or any other matter whatsoever involving the Partnership or any Partner. Third parties are intended and expected to rely on said certificates and the Partnership and the Partners shall be conclusively bound thereby as between such third parties and the Partnership and/or the Partners.

          (i) Receive a notice of default or any other notices required or permitted to be given by any financial institution or creditor of the Partnership, on behalf of the Partnership, without requiring any such financial institution or creditor to give notice to any other Partner of this Partnership other than the General Partner.

          (j) Assume the overall duties and exercise any power or authority conferred on the General Partner under the provisions of this Agreement or the Act.

          (k) In the event there is more than one (1) General Partner, the General Partners shall equally manage the Partnership.

     8.3  FIDUCIARY OBLIGATIONS

          The General Partner shall be under a fiduciary duty to conduct affairs of the Partnership in the best interests of the Partnership and the other Partners. The General Partner shall have a fiduciary responsibility for the safekeeping and use of all Partnership funds and assets, whether or not in its possession or control or under its management, for the exclusive benefit of the Partnership. No Partner or any Affiliate of a Partner shall enter into any transaction with the Partnership which may significantly benefit any Partner or any Affiliate of a Partner in his or its independent capacity, unless the transaction is expressly permitted under this Agreement.

     8.4  LIMITATION ON AUTHORITY

          Except as otherwise provided in this Agreement, no Partner (including the General Partner) shall have any authority to do any act prohibited by law or any authority to:

          (a) Permit any creditor who makes a nonrecourse loan to the Partnership to acquire, at any time as a result of making such loan, any direct or indirect interest in the profits, capital or property of the Partnership other than as a secured creditor.

          (b) Enter into agreements between the Partnership and themselves or any of their Affiliates for services, except as may be necessary for the prudent operation of the Partnership; in such event the Partnership shall pay such Persons amounts competitive with the customary fees being charged in the industry for similar services.

          (c) In the case of the General Partner, retire as a General Partner, except with the prior written consent of Limited Partner(s) holding more than fifty percent (50%) of the Partner Percentages of all the Limited Partners.

     8.5  AUTHORITY OF PARTNERS TO APPOINT
          ATTORNEYS-IN-FACT

          Each Partner shall have the power and authority to constitute and appoint any other natural person, including another Partner in his individual, non-partner capacity, as the attorney-in-fact of the appointing Partner under a written revocable power of attorney to execute and, where required or appropriate, acknowledge, in the name, place and stead of the appointing Partner, such documents and instruments for and on behalf of this Partnership as the Partner is required or permitted to execute, or execute and acknowledge, under this Agreement, applicable law or any contract, agreement or other commitment of the Partnership. Such documents and instruments shall include, but shall not be limited to, contracts, conveyances, mortgages, trust deeds, notes, leases and amendments to this Agreement.

     8.6  BUSINESS OR INVESTMENT OPPORTUNITIES

          Any Partner, and any shareholder, officer, director, employee, Affiliate or other person holding a legal or beneficial interest in any entity which is a Partner, may engage in or possess an interest in other business ventures of every nature and description, independently or with others, whether such ventures are competitive with the Partnership or otherwise, including but not limited to, the acquisition, ownership, financing, leasing, operation, management, syndication, brokerage, sale, construction and development of real property, which may be located in the market area or vicinity of any Partnership real property. Neither the Partnership nor the Partners shall have any right by virtue of this Agreement in or to such independent ventures or to the income or profits derived therefrom. No Partner or any Affiliate is obligated to present to the Partnership any particular investment opportunity which comes to its attention, even if such opportunity is of the character which might be suitable for investment by the

Partnership. Nothing in this Paragraph shall be deemed to diminish the overriding fiduciary obligations of the Partners to the Partnership or act a waiver of any right or remedy the Partnership or the other Partners may have in the event of a breach by a Partner of such obligation.

     8.7  DEVOTION OF TIME

          None of the Partners shall be obligated to devote full time to the business and affairs of the Partnership. The Partners are involved in other businesses and occupations and other Partnerships. The General Partner shall devote such reasonable amounts of time as it determines, in its sole discretion, is necessary to manage the Partnership business and affairs and perform the duties of the General Partner under this Agreement.

     8.8  REIMBURSEMENTS TO PARTNERS

          The Partners, including the General Partner, shall be reimbursed by the Partnership for their reasonable out-of-pocket expenses incurred in connection with operating Partnership assets and administering the Partnership.

     8.9  AUTHORITY TO DEAL WITH PARTNERSHIP

          Without limitation upon the other powers set forth herein, the General Partner is expressly authorized, in the name and on behalf of the Partnership, to enter into one or more written property management agreements with the General Partner, or an Affiliate of the General Partner, which will provide for the management of the Property and any other properties acquired by the Partnership, provided, however, the amount of the property management fees is competitive with the customary fees being charged in the industry for properties similar to the Property based on the location and type of property. The Partners consent to allow the existing property manager, Insignia Commercial Group, Inc. ("Insignia"), to continue to manage the Property for a period of at least one (1) year from the date the Partnership acquires the Property. Notwithstanding the above, the General Partner shall be entitled to terminate Insignia at any time for cause, or at any time after one (1) year with or without cause in its sole discretion.

     8.10 BANK ACCOUNTS

          All funds of the Partnership shall be deposited in accounts in the name of the Partnership in such banks or savings and loan associations as may be selected by the General Partner from time to time after providing prior written notice thereof to Sepulveda Hatteras.

     8.11 LIMITATIONS ON LIABILITY OF GENERAL PARTNER;
          INDEMNIFICATION

          (a) Anything in this Agreement to the contrary notwithstanding, the General Partner shall not be liable to Sepulveda Hatteras for the return of their Capital Contributions, nor shall it be required to pay to the Partnership or any Limited Partner any capital deficits of any Partner. The sole source of the return of such Capital Contributions to the Partners shall be the assets of this Partnership. The General Partner shall not have any liability, responsibility or accountability in damages or otherwise to any other Partner or the Partnership for losses, damages, penalties, actions, suits, proceedings, judgments, costs, expenses, or disbursements of any kind or nature whatsoever, ("Damages") arising out of any action or inaction on the part of the Partnership or the General Partner other than the Damages resulting from the General Partner's own fraud, gross negligence, criminal act or breach of fiduciary duty to the Partnership or any Partner.
          (b) The Partnership, or its receiver or trustee, agrees to indemnify, pay, defend, protect, and hold harmless the General Partner and its respective employees, agents, shareholders, directors, officers, representatives, and attorneys (on demand of and to the satisfaction of the person indemnified) from and against any and all liabilities, obligations, losses, damages, penalties, actions, suits, proceedings, judgments, costs, expenses, and disbursements of any kind or nature whatsoever, including, without limitation, all costs and expenses of investigation, defense, appeal and settlement ("Indemnity Damages") of any and all suits, actions or proceedings instituted against the Partnership or the General Partner which may be incurred by or asserted against the General Partner or the Partnership in any way relating to or arising out of, or alleged to relate to or arise out of, any action or inaction on the part of the Partnership or the General Partner other than the portion of the Indemnity Damages resulting from the indemnified person's own fraud, gross negligence, criminal act or breach of fiduciary duty to the Partnership or any Partner. The obligations under this subparagraph (b) shall be satisfied only out of Partnership assets, and Sepulveda Hatteras shall not have any personal liability on account thereof.

                                   ARTICLE IX
                      VOTING AND OTHER RIGHTS OF PARTNERS

     9.1  MATTERS REQUIRING CONSENT OF A REQUIRED MAJORITY OF THE PARTNERS

          Subject to such additional or other requirements as may be contained in this Agreement and the Act, the following actions may be taken only with the affirmative vote or written consent of a Required Majority of the Partners:

          (a)  The dissolution and winding up of the Partnership.

          (b) The sale or other disposition of more than eighty percent (80%) of the Property in one or more transactions.

          (c) The removal of the General Partner pursuant to Paragraph 12.3, below.

          (d) The admission of an Additional Partner, except as provided in Paragraph 4.5.

     9.2  LIMITATIONS ON RIGHTS AND POWERS OF PARTNERS

          (a) Except as otherwise set forth in this Agreement, no Partner shall have the right or power to:

               (1) withdraw or reduce Capital Contributions, except as the result of the dissolution of the Partnership, or as set forth in this Agreement.

               (2)  bring an action for partition against the Partnership;

               (3)  cause the termination and dissolution of the Partnership; or

               (4) demand or receive property other than cash in return for Capital Contributions.

          (b) No Partner shall have priority over any other Partner either as to the return of capital, profits or distributions, except to the extent provided or permitted under Articles V or XIII of this Agreement. Other than on dissolution of the Partnership or the Sale or Refinance of the Property, as provided by this Agreement, there has been no time agreed on when the Capital Contributions of each Partner will be returned.

                                   ARTICLE X
                      TRANSFERS OF PARTNERSHIP INTERESTS

     10.1 IN GENERAL

          (a) No Partner shall transfer or encumber his interest in the Partnership or any part thereof or any interest therein unless the written consent of the General Partner is first obtained, which consent shall not be unreasonably withheld or delayed. Absent such consent, a transferee of an interest in the Partnership shall be entitled to receive only the share of profits or other compensation by way of income and the return of Capital Contributions to which the transferor Partner would have been entitled. Any act in contravention of any provisions of this Article X shall be null and void as against the Partnership and the other Partners.

          (b) The Partners acknowledge that a constructive termination of this Partnership could have adverse income tax consequences to one or more of the Partners and may result in costs and expenses to the Partnership and the Partners which would not otherwise be paid or incurred. Accordingly:

               (1) Each Partner shall give written notice to the General Partner of any proposed voluntary sale or exchange of all or part of an interest in the Partnership. Such notice shall describe the interest proposed to be sold or exchanged and the scheduled closing date of the proposed transaction. Such written notice shall contain a specific request that the General Partner advise the notifying Partner whether or not the transfer will cause a constructive termination of this Partnership.

               (2) Each Partner hereby agrees not to transfer such portion of his interest in profits and capital that would cause a constructive termination of this Partnership under IRC Section 708.

               (3) The transferor Partner whose transfer of an interest in the Partnership causes a deemed termination of this Partnership pursuant to IRC
Section 708 shall pay the cost of any appraisal obtained by the General Partner in connection with the revaluation of Partnership properties.

               (4) Notwithstanding the above, the General Partner may prohibit the transfer of an interest in the Partnership, in its sole discretion, to avoid a constructive termination of the Partnership under IRC Section 708.

          (c) The interests in the Partnership represented by this Agreement have not been registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or qualified under the securities laws of any state. Partnership Interests may not be offered for sale, sold, delivered after sale, transferred, pledged or hypothecated to any Person unless subsequently registered and qualified or in the opinion of counsel satisfactory to the General Partner an exemption from such registration or qualification is available and the proposed purchaser of a Partnership Interest satisfies the investment suitability standards applicable to the Partnership.

          (d) Each Partner agrees that a legend condition may be placed on any certificate or other document evidencing ownership of an interest in this Partnership, which legend shall be in a form approved by counsel selected by the General Partner.

          (e) The General Partner may, in its sole discretion, prohibit the transfer or assignment of a Partnership Interest to avoid the risk of having the Partnership being treated as a corporation for tax purposes.

          (f) The General Partner may, in its sole discretion, prohibit the transfer or assignment of a Partnership Interest to a foreign person.

          (g) If a sale, assignment or transfer of an interest in the Partnership complies with the provisions of this Article X, but the transferee is not admitted as a Partner pursuant to this Article X, such transferee shall be entitled to receive distributions and allocations with respect to the transferred Partnership interest as provided in this Agreement, but shall have no right to any information or accounting of the affairs of the Partnership, nor be entitled to inspect the books and records of the Partnership, nor be entitled to any of the rights of a Partner of this Partnership under this Agreement or the Act.

     10.2 EXEMPT TRANSFERS

          Subject to the restrictions provided in Paragraph 10.1 above, Partners may make the following transfers of their interests in the Partnership without complying with the other provisions of this Article. The transferee shall be substituted as a Partner only on compliance with Paragraph 10.5, below, to the extent of the transferred Partnership interest.

          (a) A gratuitous transfer to a trust, provided the transferor Partner and his Immediate Family own more than fifty percent (50%) of the beneficial interests of any such trust. A Partner's "Immediate Family" shall include only his spouse, lineal ancestors and lineal descendants. Any subsequent sale, assignment, transfer, pledge or other encumbrance ("Dispositions") of the beneficial interests in any such trust, which by itself or which, when added to prior dispositions of such beneficial interests made after the transfer of the interest in the Partnership to the trust, equals or exceed more than fifty percent (50%) of the total beneficial interest in the trust, shall be deemed to be a transfer of the Partnership interest owned by the trust for all purposes of this Article.

          (b) A gratuitous transfer into joint tenancy ownership between the transferor and members of his Immediate Family.

          (c) A transfer to a corporation in which the transferor Partner and his Immediate Family own more than fifty percent (50%) of the stock entitled to vote. Any subsequent change in the ownership of voting stock of any such corporation (whether by way of a disposition thereof or issuance of additional stock) which reduces the percentage of voting stock owned by the transferor Partner and his Immediate Family to fifty percent (50%) or less shall be deemed to be a transfer of the interest in the Partnership owned by such corporation for all purposes of this Article.

          (d) A transfer to a partnership in which the transferor Partner and his Immediate Family own more than fifty percent (50%) of the total interests in profits or capital. Any subsequent change in the ownership of interests in profits or capital that reduces the percentage of profits and capital owned by the transferor Partner and his Immediate Family to fifty percent (50%) or less shall be deemed to be a transfer of the interest in the Partnership owned by such partnership for all purposes of this Article.

     10.3 ENCUMBRANCE OF PARTNERSHIP INTERESTS

          A Partner may encumber his interest in the Partnership, any part thereof or an interest therein, only with the written consent of the General Partner and those Partners comprising a Required Majority of the Partners, which shall not be unreasonably withheld or delayed.

     10.4 RIGHT OF FIRST REFUSAL

          (a) If a Partner (the "Selling Partner") desires to sell or exchange all or part of the Selling Partner's interest in the Partnership (the "Offered Interest"), the Selling Partner shall give written notice to the Partnership and each of the other Partners (the "Notice of Sale"). The Notice of Sale shall set forth the proposed purchaser's name, the price and terms on which the Offered Interest is proposed to be sold or exchanged. If the Offered Interest is to be exchanged, in whole or in part, for property other than cash or the purchaser's note or other deferred payment obligation, the Selling Partner shall place a dollar value on that property supported by an appraisal of the property acceptable to the General Partner. For fourteen (14) days after the Notice of Sale is given, the Partnership shall have the option to purchase all of the Offered Interest at the same price, and on the same terms stated in the Notice of Sale (the "price" and the "terms"). The Partnership shall exercise its option only with the written consent of a Required Majority of the Partners by way of written notice to the Selling Partner within the fourteen (14) day period.

          (b) If the Partnership elects not to purchase all of the Offered Interest, the other Partners shall then have the option to purchase the Offered Interest, or the portion the Partnership elected not to purchase, at the same price, prorated if the Partnership elected to purchase part, and on the same terms. The other Partners shall have twenty-eight (28) days following the giving of the Notice of Sale to exercise such option. Each Partner shall have an option to purchase a percentage of the Offered Interest, or the portion thereof not elected to be purchased by the Partnership, determined pro rata in accordance with such Partner's Percentage.

          (c) The foregoing notwithstanding, the exercise of the options by the Partnership and/or the other Partners shall be effective only if the entire Offered Interest is elected to be purchased pursuant to the foregoing provisions of this Paragraph.

          (d) If the Partnership and/or the other Partners fail to elect to purchase all of the Offered Interest, the Selling Partner may, within the sixty
(60) day period immediately following the expiration of the sixty (60) day period provided for in subparagraph (b), above, sell or exchange the Offered Interest at a price not materially less than and on terms not less materially favorable than the price and terms stated in the Notice of Sale. Such sale or exchange shall be subject to all of the other provisions of this Article and
Article XII, below, but only to the extent they are applicable thereto. If the Selling Partner fails to consummate the sale or exchange of the Offered Interest within such twenty-eight (28) day period, any subsequent sale or exchange shall be subject to the provisions of this Paragraph 10.4.

     10.5 SUBSTITUTION OF TRANSFEREE PARTNER

          The transferee of an interest in the Partnership otherwise transferred in compliance with this Article shall be admitted as a Partner on satisfaction of the following additional conditions:

          (a) Filing with the Partnership a duly executed and acknowledged written instrument of transfer in a form approved by the General Partner, specifying the Partnership interest being transferred and setting forth the intention of the transferor Partner that the transferee be admitted as a Partner.

          (b) Execution and acknowledgment by the transferor Partner and the transferee of any other instruments required by the General Partner, including the acceptance of and adoption by the transferee of this Agreement.

          (c) Payment of a transfer fee to the Partnership sufficient to cover the Partnership's reasonable expenses of the transfer in an amount not to exceed One Thousand Dollars ($1,000).

     10.6 EXCHANGE OPTION

          American Equity Trust, Inc., a Maryland corporation ("AETI") hereby grants to Sepulveda Hatteras an option ("Option") to exchange all or a portion of Sepulveda Hatteras' Partnership Interest for cash, exercisable after October 1, 1996, on the following terms and conditions:

          (a) Sepulveda Hatteras may only exercise the Option after the Partnership has sufficient Cash Flow From Operations to pay the General Partner's and Sepulveda Hatteras' preferred returns, under Paragraphs 5.1(a) and
(b), respectively, for a period of three (3) consecutive months.

          (b) If the Partnership has sufficient Cash Flow From Operations to pay the General Partner's preferred return under Paragraphs 5.1(a) for a period of three (3) consecutive months, but an insufficient amount to pay the entire preferred return under Paragraph 5.1(b), Sepulveda Hatteras shall be entitled to exercise the Option but only with respect to a portion of Sepulveda Hatteras' Partnership Interest ("Partial Conversion"). The portion of Sepulveda Hatteras' Partnership Interest which may be exchanged as a Partial Conversion shall be based on a fraction: the numerator shall be the annualized percentage of preferred return paid to Sepulveda Hatteras under Paragraph 5.1(b) for the preceding three (3) months, and the denominator shall be eight (8) percent. For example, if Sepulveda Hatteras has received a preferred return of two (2) percent for three (3) consecutive months, Sepulveda Hatteras would be entitled to exchange up to twenty-five percent (25%) of its Partnership Interest pursuant to the Option.

          (c) Notwithstanding the above, Sepulveda Hatteras may only exercise the Option after the Partnership has net operating income of at least $1,512,000 (excluding reserves and management fees not to exceed five percent (5%), annualized for any period less than one year. The Option may be exercised more than once, provided, however, (i) Sepulveda Hatteras may not exercise the Option more frequently than once every six (6) month period from the prior exercise of the Option, and (ii) the cash flow requirement described above must be satisfied before each such Option may be exercised.

          (d) The General Partner shall consummate the purchase of Sepulveda Hatteras' Partnership Interest to AETI no later than thirty (30) days after receipt of written notice ("Exercise Notice") from Sepulveda Hatteras exercising the Option. The Exercise Notice shall include an unqualified and unconditional exercise of the Option, the amount of Sepulveda Hatteras' Net Capital Contribution, and the portion of Sepulveda Hatteras' Partnership Interest to be converted, if less than the entire Partnership Interest.

          (e) For purposes hereof, the value attributed to Sepulveda Hatteras' Partnership Interest shall be equal to Sepulveda Hatteras' Net Capital Contribution. Notwithstanding anything else within this agreement, Sepulveda Hatteras's right to receive its fifty percent (50%) portion stated in paragraphs 5.1(c), 5.2(e) and 5.4(b) shall not be adjusted or eliminated for any reason, other than the exercise of Sepulveda Hatteras's written election to receive cash payment for the sale of its last remaining ten percent (10%) partnership interest.

          (f) Notwithstanding the foregoing, the Option granted to Sepulveda Hatteras hereunder may not be exercised to the extent Sepulveda Hatteras (i) has direct or constructive ownership of AETI's common stock, which when aggregated with another such stock held by Sepulveda Hatteras, is equal to or greater than 9.8% of AETI's common stock, or (ii) restricts, eliminates or jeopardizes AETI's ability to qualify as an REIT under federal tax laws, as determined by counsel for AETI in its sole discretion.

          (g) In the event that Sepulveda Hatteras exercises the Option to exchange its entire Partnership Interest, then Sepulveda Hatteras shall no longer be a member of the Partnership upon the consummation of the purchase. In the event that Sepulveda Hatteras exercises its option only as to a portion of its Partnership Interest, then:

               1. Sepulveda Hatteras' Net Capital Contribution shall be decreased and the Sepulveda Hatteras's Net Capital Contribution shall be increased by an amount equal to the percentage of Sepulveda Hatteras' Partnership Interest so converted multiplied by $1,600,000. For example, if Sepulveda Hatteras exercises the Option as to 50% of its Partnership Interest, then Sepulveda Hatteras' Net Capital Contribution shall be decreased by $800,000 and the General Partner's Net Capital Contribution shall be increased by a corresponding amount.

               2. The preferred return attributable to the Net Capital contribution so transferred, which would otherwise be received by Sepulveda Hatteras under Paragraph 5.1(b) hereof, shall instead be received by the General Partner pursuant to Paragraph 5.1(b) hereof.

               3. Except for the foregoing, as long as Sepulveda Hatteras remains a Partner in this Partnership, its share of the Cash Flow under Paragraphs 5.1(c)(2) and 5.2(e) and its share of the Profits and Losses allocated under Paragraphs 5.3 and 5.4 shall remain unchanged.

          (h) Notwithstanding the foregoing, Sepulveda Hatteras may not exercise its Option as to a portion (rather than all) of its Partnership Interest if such exercise would cause the Partnership Interest to go below 10% of its initial Partnership Interest (i.e., Sepulveda Hatteras' Partnership Interest may not be reduced below that attributable to $160,000 of its Net Capital Contribution). Once Sepulveda Hatteras has exercised its Option so as to reduce its Partnership Interest to 10% of its initial amount (i.e., that
                                                              ----
attributable to a Net Capital Contribution of $160,000), thereafter a further partial exercise of the Option will not be permitted, but rather the Option must thereafter be exercised in its entirety.

     10.7 BUY-SELL AGREEMENT

          (a) During the first five (5) years of the term of this Partnership, the General Partner and Sepulveda Hatteras may agree upon a purchase price for the General Partner to purchase Sepulveda Hatteras' Partnership Interest.

          (b) During the period commencing on the first day of the sixth year of the Partnership term and ending on the last day of the eighth year of the Partnership term, either party (the "Offeror") may give written notice (the "Notice of Sale") to the offeree ("Offeree") of the Offeror's intent to purchase the Partnership Interest of the Offeree, which shall be consummated as follows:

               (i) The Notice of Sale shall state that the Offeror desires to purchase the Partnership Interest of the Offeree and shall set forth a cash purchase price for the entire Property. The amount to be paid for the Partnership Interest of the Offeree or the Offeror shall be determined by computing the cash proceeds which would be distributed to the Offeree or the Offeror on account of each Partner's Partnership Interest as if the Property were sold in a hypothetical sale to a third party for the cash purchase price set forth in the Notice of Sale and the Partnership was thereupon liquidated. In making such determination, the cash purchase price stated in the Notice of Sale shall be reduced by the following: (a) a fixed amount equal to one and one half (1 1/2) percent of the cash purchase price stated in the Notice of Sale as closing costs from the hypothetical sale; and, (b) the amount which would be necessary to pay all debts and liabilities of the Partnership, secured or unsecured, including, but not limited to, loans from the Partners, prorations and accrued liabilities. The sum determined under the preceding Paragraph shall then be deemed distributed to the Partners under Paragraph 5.2. The amount of cash which would be distributable to Sepulveda Hatteras or the General Partner from the hypothetical sale shall be the agreed upon cash purchase price of the Partnership Interest of the General Partner or Sepulveda Hatteras ("Agreed Price"), respectively, for all purposes of this Paragraph.

                (ii) If the Offeror is the General Partner, the Notice of Sale shall include the amount to be paid for the Partnership Interest of Sepulveda Hatteras on the hypothetical sale basis described in (i) above. In such event, Sepulveda Hatteras shall have one hundred eighty (180) days after receipt of the Notice of Sale to decide whether to sell its Partnership Interest to the General Partner at the Agreed Price or purchase the Partnership Interest of the General Partner for the Agreed Price set forth in the Notice of Sale. If the Offeror is Sepulveda Hatteras, the General Partner shall compute the Agreed Prices for each Partnership Interest within thirty (30) after receipt of the Notice of Sale and deliver such information to Sepulveda Hatteras. The General Partner shall have one hundred eighty (180) days after delivering the Agreed Prices to Sepulveda Hatteras to decide whether to sell its Partnership Interest to Sepulveda Hatteras at the Agreed Price or purchase the Partnership Interest of Sepulveda Hatteras for the Agreed Price.

               (iii) If the Offeree fails to timely elect to purchase all of the Partnership Interest of the Offeror, then the Offeror shall purchase the Partnership Interest of the Offeree for the Agreed Price and on the same terms and conditions set forth in the Notice of Sale within sixty (60) days after the expiration of the date for the Offeree to respond to the Notice of Sale (the "Closing Date"). If the Offeree timely elects to purchase the Partnership Interest from the Offeror, then the Offeree shall purchase the Partnership Interest of the Offeror at the Closing Date. The purchase price shall be paid in cash on the Closing Date.

          (c) In the event the General Partner and Sepulveda Hatteras are still Partners of the Partnership, and the Partnership owns the Property, on the first day of the ninth year of the Partnership term, the Partners agree that the Partnership shall list to sell and use its best efforts to sell the Property consistent with the provisions of this Agreement.

     10.8 CERTAIN TRANSFERS TO BE REPORTED TO IRS

          (a) IRC Section 6050K requires the Partnership to make a return to the IRS with respect to transfers of interests in partnerships that own appreciated inventory or unrealized receivables, as defined in IRC Section 751. For those purposes, recapture of depreciation potential is treated as an unrealized receivable. In order to enable the Partnership to comply with the requirements of IRC Section 6050K and any Treasury Regulation issued thereunder, each transferor and each transferee of an interest in the Partnership shall provide the General Partner with such data and information as may be required in order for the Partnership to fully comply with those requirements, which data and information shall be provided no later than twenty (20) days prior to the date the Partnership is otherwise required to file the return with the IRS with respect to the transfer, but in no event later than thirty (30) days after the date the transfer occurs.

          (b) If the Partnership files a return with the IRS with respect to a transfer pursuant to IRC Section 6050K, the Partnership shall provide the transferor with a copy of the return on or before January 31 of the year following the year for which the return referred to in this Paragraph is filed.

                                   ARTICLE XI
                            WITHDRAWAL OF A PARTNER

     11.1 RESTRICTION ON WITHDRAWAL OF A PARTNER

          A Partner shall not voluntarily retire or withdraw from the Partnership, except in connection with a sale, assignment or transfer of his entire interest in the Partnership permitted under Article X, above, and then, only if the transferee is admitted in his place pursuant to that Paragraph.

                                 ARTICLE XII
                   DEATH, WITHDRAWAL, INSOLVENCY, INCAPACITY,
                      DISSOLUTION OR REMOVAL OF A PARTNER

     12.1 DEFINITIONS

          (a)  INSOLVENCY OF A PARTNER

               A Partner shall be deemed insolvent if (i) the Partner makes an assignment for the benefit of his creditors, (ii) a charging order is issued against the Partner's interest in the Partnership or such Partnership interest is levied on or seized pursuant to process of law (e.g., levy or seizure by the Internal Revenue Service) without the removal or discharge of such order, levy or seizure within ninety (90) days thereafter, (iii) a petition is filed by or against the Partner under the federal bankruptcy law or other insolvency statute without the removal or discharge thereof within ninety (90) days, (iv) a trustee, receiver or liquidator of all or any substantial part of the Partner's properties is appointed without the Partner's consent or acquiescence and such appointment is not vacated or stayed within ninety (90) days thereafter or the appointment is not vacated within sixty (60) days after the expiration of any such stay.

          (b)  INCAPACITY

               A Partner who is a natural person shall be deemed incapacitated if the Partner is judicially declared incompetent or insane or has a legal guardian or conservator appointed.

          (c)  DISSOLUTION OF CORPORATE PARTNER

               A corporate Partner shall be deemed to have dissolved if it is dissolved under any state or federal law permitting the dissolution of a corporation or if a corporate Partner is merged into another corporation and the corporate Partner is not the surviving corporation resulting from such merger.

     12.2 LIMITED PARTNERS

          If Sepulveda Hatteras ceases to be a Partner of the Partnership by reason of insolvency, incapacity, dissolution of a corporate Partner or the death of a natural person, this shall not thereby cause a dissolution of this Partnership and the business of the Partnership shall be continued by the remaining Partners.

     12.3 REMOVAL OF GENERAL PARTNER FOR CAUSE

          A General Partner shall be removed on the determination by the vote or written consent of the Partners holding more than seventy-five percent (75%) of the Partner Percentages that the General Partner is guilty of fraud, gross negligence, willful misconduct or material breach of fiduciary obligations in the carrying out of his duties as a general partner. If the General Partner desires to dispute such determination, it may do so under the arbitration provisions contained in this Agreement.

     12.4 GENERAL PARTNER

          If a General Partner ceases to be a General Partner of the Partnership by reason of its insolvency, incapacity, dissolution, death or removal and such General Partner is not the sole remaining General Partner, then the General Partner ceasing to be a General Partner shall not cause a dissolution of the Partnership and the business of the Partnership shall be continued by the remaining General Partner, along with any successor General Partner as may be elected in accordance with terms of this Agreement. If the General Partner who ceases to be a General Partner for such reasons is the sole remaining general Partner and the other Partners fail to elect a successor General Partner and fail to elect to continue the business of the Partnership within ninety (90) days after the sole General Partner so ceases to be a General Partner, then the Partnership shall be dissolved and wound up pursuant to Article XIII, below.

     12.5 CONVERSION OF INTEREST TO LIMITED PARTNER STATUS

          If a General Partner ceases to be a General Partner for any reason, its interest in the Partnership as a General Partner shall be converted to that of a Limited Partner on all of the terms and conditions contained in this Agreement pertaining to Limited Partners, except that: (i) the General Partner shall not be required to make a Capital Contribution to the Partnership other than so required prior to its cessation as General Partner, (ii) its Capital Account as a General Partner shall become its Capital Account as a Limited Partner; and (iii) its shares of Operating Profits and Losses, Gain or Loss From Sale, Cash Flow, and other distributions under this Agreement shall be identical to the shares of those items attributable to its interest as a General Partner under this Agreement prior to its conversion to a Limited Partner. In addition, after a General Partner ceases to be a General Partner, it shall not be personally liable for the debts, liabilities or obligations of the Partnership incurred after the General Partner ceases to be a General Partner.

                                  ARTICLE XIII
                                  DISSOLUTION

     13.1 EVENTS CAUSING DISSOLUTION

          The Partnership shall be dissolved and its affairs shall be wound up on the first to occur of any of the following events ("Events of Dissolution"), which dissolution shall also dissolve the agency relationship between the
Partners:

          (a)  Expiration of the term of this Partnership.

          (b)  The written consent of a Required Majority of the Partners.

          (c) The ceasing of all General Partners to be a General Partner in accordance with the terms of this Agreement and the failure of the Limited Partners to elect a substitute General Partner and to elect to continue the business of the Partnership, as provided in Paragraph 12.4 above.

     13.2 WINDING UP AND LIQUIDATION OF PARTNERSHIP

          On the occurrence of an Event of Dissolution, (i) the General Partner, if it has not wrongfully dissolved the Partnership, or (ii) the Limited Partners, if the General Partner has wrongfully dissolved the Partnership, shall liquidate the Partnership assets as promptly as is consistent with obtaining the fair value thereof and, to the extent they are sufficient, apply and distribute the proceeds of the liquidation in the following order:

          (a) To the payment or satisfaction of all indebtedness secured by Partnership assets and all other Partnership debts, including but not limited to loans from Partners and expenses of liquidation.

          (b) To deposit a reasonable reserve for the payment of contingent liabilities and expenses of the Partnership in a trust account. After the passage of a reasonable period of time and the payment of any contingencies arising in that period, the balance remaining in the trust account shall be distributed to the Partners in accordance with the ensuing provisions of this Paragraph.

          (c) After allocation of Gain From Sale and/or Loss From Sale arising from the liquidation of Partnership assets, the remaining liquidation proceeds shall be distributed to the Partners to the extent of and in proportion to their positive Capital Account balances.

     13.3 PARTNERSHIP ASSETS SOLE SOURCE OF RETURN OF CAPITAL

          Each Partner shall look solely to the assets of the Partnership for all distributions with respect to his or its interest in the Partnership and Priority Return and shall have no recourse therefor, on dissolution or otherwise, against any other Partner.

     13.4 DEFICIT CAPITAL ACCOUNT BALANCE

          If, following the dissolution and liquidation of the Partnership, Sepulveda Hatteras has a negative balance in his Capital Account, Sepulveda Hatteras shall not be obligated to contribute all or any part of the negative balance to the capital of the Partnership.

     13.5 REQUIREMENT OF LIQUIDATION ACCORDING
          TO CAPITAL ACCOUNT BALANCES

          Following the dissolution of the Partnership, liquidating distributions shall be made to those Partners who have a positive balance in their Capital Account. All such liquidating distributions shall be made by the close of the taxable year in which the liquidation occurs or, within ninety (90) days following the date of such liquidation, whichever is later. Liquidating distributions may be made to a trust established for the benefit of the Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership and paying any contingent or unforeseen liabilities or obligations of the Partnership or its Partners in connection with the Partnership. The assets of any such trust shall be distributed to the Partners at such time or times as the General Partner may select in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the Partners pursuant to this Agreement.

                                  ARTICLE XIV
                      AMENDMENTS TO PARTNERSHIP AGREEMENT

     14.1 AMENDMENTS NOT REQUIRING CONSENT OF OTHER PARTNERS

          (a) This Agreement may be amended by the General Partner, without the consent of Sepulveda Hatteras, to effect changes of a ministerial nature which do not materially and adversely affect the rights of the Partners.

          (b) In addition to any amendments otherwise authorized by subparagraph (a), above, amendments may be made to this Agreement under this Paragraph 14.1 from time to time by the General Partner, without the consent of any of Sepulveda Hatteras:

               (1) to add to the representations, duties or obligations of the General Partner or surrender any right or power granted to the General Partner under this Agreement for the benefit of the other Partners;

               (2) to cure any ambiguity, correct or supplement any provision of this Agreement which may be inconsistent with any other provision of this Agreement or make any other provisions with respect to matters or questions arising under this Agreement which will not be inconsistent with the provisions of this Agreement;

               (3) with respect to the Partnership's tax status as a partnership and not as an association taxable as a corporation for federal income tax purposes, to ensure the continuation of partnership status, provided, however, that, in the opinion of counsel to the Partnership, such amendment does not adversely affect the rights or interests of any of the other Partners; and

               (4) to modify the provisions of this Agreement to conform to the requirements of the IRC or any Treasury Regulations promulgated under the IRC, or any corresponding provision of any successor law, provided, however, that no such amendment shall be adopted pursuant to this Paragraph unless the adoption thereof (i) is for the benefit of or not adverse to the interests of Sepulveda Hatteras, (ii) is not inconsistent with the purposes of the Partnership stated in Paragraph 2.6 above, (iii) does not have a material adverse effect on the distributions or allocations of Cash Flow, Operating Profits or Losses or Gain or Loss From Sale among or between the Partners and (iv) does not adversely affect the status of the Partnership as a partnership for federal income tax purposes.

          (c) The foregoing provisions shall not limit or restrict amendments to this Agreement under Paragraphs 14.2 or 14.3, below.

     14.2 AMENDMENTS TO ADMIT ADDITIONAL OR SUBSTITUTED PARTNERS

          If this Agreement is amended to reflect the admission or substitution of a Partner pursuant to this Agreement, the amendment to this Agreement shall be signed by the General Partner and by the person or entity to be substituted or added and, if a Partner is to be substituted, by the transferor Partner. If this Agreement is amended to reflect the admission of an Additional Partner, such amendment shall be signed by the General Partner and by such Additional Partner.

     14.3 AMENDMENTS REQUIRING CONSENT OF OTHER PARTNERS

          (a) With the exceptions of amendments permitted under Paragraphs 14.1 and 14.2, above, any amendment to this Agreement must be approved by the written consent of a Required Majority of the Partners.

          (b)  Any amendment required to be approved as provided in subparagraph
(a), above, may be proposed by any Partner. Following such proposal, the General Partner shall submit to the other Partners a verbatim statement of any proposed amendment and an assessment as to the effect of such amendment on the liability of the Partners for the debts of the Partnership. The General Partner shall include in any such submission the General Partner's recommendations as to the proposed amendment.

     14.4 COVENANT TO SIGN AMENDMENTS

          Each Partner agrees to promptly execute, acknowledge and deliver to the Partnership such documents and instruments as may be necessary to effectuate any amendments to this Agreement authorized pursuant to this Article XIV.

     14.5 FILING OF AMENDMENT

          In making any amendments to this Agreement, there shall be prepared and filed for recordation by the General Partner such documents and certificates as shall be required to be prepared and filed under the laws of the applicable jurisdiction. In the case of a substitution of a Partner, such filings shall be made not less frequently than once each fiscal quarter.

     14.6 MASTER COPY OF PARTNERSHIP AGREEMENT

          The General Partner shall maintain a master copy of this Agreement at the Partnership's principal place of business, which shall reflect all deletions, additions and other changes to the text of this Agreement to the same extent as though they were part of a single unchanged Agreement (the "Master Copy"). The Master Copy shall show the revision date and the effective date of each amendment. At any time and from time to time, the General Partner may submit a Master Copy of this Agreement to all of the Partners in conjunction with any then current amendment to this Agreement, which Master Copy shall reflect all applicable amendments. The General Partner shall have the power and authority to issue certified copies of the then current Master Copy of the Partnership Agreement to third parties. As between third parties dealing with this Partnership, on the one hand, and the Partnership and/or its Partners, on the other, the Partnership and its Partners shall be bound by the certified copy of the Master Copy so issued by the General Partner.

                                   ARTICLE XV
                               GENERAL PROVISIONS

     15.1 SPECIAL POWER OF ATTORNEY

          By signing this Agreement, each Limited Partner hereby grants to the officers of the General Partner a special power of attorney with full power of substitution irrevocably making, constituting and appointing the officers of the General Partner as the attorney-in-fact of the Limited Partner, with power and authority to act in his name and on his behalf to execute, acknowledge and swear to in the execution, acknowledgement and filing of documents, which shall include, without limitation, the following:

          (a) The Partnership Agreement and any properly authorized and approved amendment to this Agreement, which, under the laws of the applicable state, are required to be filed or which the General Partner elects to file;

          (b) Any other instrument or document, properly authorized and approved, required to be filed by the Partnership under the laws of any state or by any governmental agency, or which the General Partner elects to file;

          (c) Any instrument or document that may be required to effect the continuation of the Partnership, the admission of an additional or substituted Partner, or the dissolution and winding up of the Partnership, provided that the mutual consent of the Partners is first obtained and the continuation, admission or dissolution and winding up are otherwise in accordance with the terms of this Agreement;

          (d) Any amendment to this Agreement requested or permitted and authorized under Paragraphs 14.1 or 14.2, above; or

          (e) Any Master Copy of the Partnership Agreement maintained by the General Partner pursuant to Paragraph 14.6 above.

          This power of attorney: (i) is a special power of attorney coupled with an interest, (ii) is irrevocable, (iii) shall survive the death or incapacity of the granting Partner and (iv) is limited to the matters set forth in this Paragraph. If a Partner transfers his entire interest in the Partnership and the transferee is entitled to be substituted in the transferor's place, the power of attorney granted by the transferor Partner shall survive delivery of the transfer of the Partnership interest for the sole purpose of enabling a Partner to execute, acknowledge and/or file any instrument necessary to effect such substitution.

     15.2 NOTICES

          All notices and other writings required or permitted under the provisions of this Agreement ("Notices") shall be given in writing and shall be deemed given and served when served personally on a Partner or seventy-two (72) hours after the deposit of the same with the United States Postal Service anywhere in the County of Los Angeles, California, with first class postage prepaid thereon and, if intended for the Partnership, addressed to the Partnership at its principal place of business, or, if intended for a Partner, to the Partner at his address set forth on Exhibit "3" attached hereto, as may be amended from time to time, or to such other place as the Partner may from time to time specify by way of written notice given to the General Partner.

     15.3 ARBITRATION

          In the event of any claim or dispute between the Partnership and any one or more of the Partners or between any one or more of the Partners arising out of or in any way related to this Agreement, such claim or dispute shall, except as otherwise provided in this Paragraph, be settled and determined by arbitration at Los Angeles County, California, in accordance with the rules of the American Arbitration Association. The arbitrator shall have the power to order and settle an accounting of the Partnership. Judgment on the arbitration award may be entered in any court of competent jurisdiction. The provisions of
Section 1283.05 of the California Code of Civil Procedure, which pertains to depositions and discovery in arbitration proceedings, is hereby incorporated into and made a part of this Agreement.

     15.4 WAIVER OF RIGHT TO DECREE

          The Partners agree that irreparable damage will be done to the goodwill and reputation of the Partnership if any Partner should bring an action in court to dissolve the Partnership. Care has been taken in this Agreement to provide what the parties believe is a fair and just payment in liquidation of the interest of the Partners. Accordingly, each Partner hereby waives and renounces his right to such a court decree of dissolution or to seek the appointment by the court of a liquidator for the Partnership.

     15.5 ATTORNEYS FEES

          Should it become necessary for either party to this Agreement, or someone acting on their behalf, to incur costs and expenses to retain the services of an attorney to enforce this Agreement, or any portion thereof, the prevailing party in any litigation or arbitration shall be entitled to recover from the other reasonable costs and attorney's fees thereby expended, for which liability is incurred.

     15.6 NUMBER, GENDER AND TENSE

          As used in this Agreement, the singular and plural numbers, the masculine, feminine and neuter genders and the past, present and future tenses shall each be deemed to include the others, wherever the context so indicates.

     15.7 GOVERNING LAW

          This Agreement and the rights, duties and obligations of the Partners shall be governed by and construed and enforced according to the laws of the State of California.

     15.8 FINAL AND ENTIRE AGREEMENT; INTEGRATION

          This Agreement is the final, entire and exclusive agreement between the parties with respect to the partnership arrangement between the parties and supersedes all prior and contemporaneous agreements, understandings, commitments, discussions, summaries, brochures and projections, whether oral or written, except those set forth in that certain Purchase and Sale Agreement between the parties, pertaining to the Property. No amendments or modifications to this Agreement may be made without a writing signed by the party to be bound.

     15.9   UNENFORCEABILITY

            If any clause, provision or term of this Agreement shall be determined to be invalid or unenforceable, the remaining clauses, provisions and terms shall remain in full force and effect.

     15.10  FURTHER ASSURANCES.

            Whenever requested to do so by the other party, each party shall execute, acknowledge, and deliver any further conveyances, agreements, confirmations, satisfactions, releases, powers of attorney, instruments of further assurance, approvals, consents, and any further instruments and documents as may be reasonably necessary, expedient, or proper to complete any conveyances, transfers, sales, amendments agreements contemplated by this Agreement. Each party also agrees to do any other acts and to execute, acknowledge, and deliver any documents requested to carry out the intent and purpose of this Agreement.


     15.11  COUNTERPART COPIES

            This Agreement may be signed in two or more counterparts and the signed counterparts, taken together, shall constitute an original of this Agreement for all purposes. For the purpose of assembling a fully executed copy of this Agreement, the General Partner may detach all of the signature pages from each counterpart and attach the same to a counterpart copy of this Agreement, which assembled counterpart shall then constitute the original of this Agreement.

     15.12  BINDING ON SUCCESSORS

            This Agreement shall be binding on and, subject to the restrictions on transfer of interests in the Partnership set forth herein, shall inure to the benefit of the heirs, devisee, legatees, personal representatives, successors and assigns of the respective parties hereto.

            This Limited Partnership Agreement of AMREIT No. 5805 is being executed as of the date set forth in the introduction to this Agreement.

GENERAL PARTNER:

American Equity Trust Operating Partnership, L.P.
A Delaware limited partnership

By:  American Equity Trust, Inc.
     A Maryland corporation


By:  /s/ Arthur P. Herring
     --------------------------------------------
     Arthur P. Herring, Chief Executive Officer


LIMITED PARTNER:

Sepulveda Hatteras, Ltd.
a California limited partnership


By:  /s/ Gary ??
     --------------------------------------------

AGREED FOR PURPOSES OF PARAGRAPH 10.6:

American Equity Trust, Inc.
A Maryland corporation

By:  /s/ Arthur P. Herring
     --------------------------------------------
     Arthur P. Herring, Chief Executive Officer

                       LIMITED PARTNERSHIP AGREEMENT OF

                                AMREIT NO. 5805
                        A CALIFORNIA LIMITED PARTNERSHIP


                               GLOSSARY OF TERMS


     "ACT" means the California Revised Limited Partnership Act, as set forth in Title 2, Chapter 3 of the California Corporations Code, as amended.

     "ADDITIONAL PARTNER" means any Person admitted to the Partnership as a Partner after the formation of the Partnership, as permitted by the Partnership Agreement.

     "ADJUSTED TAX BASIS" means the basis of an item of Partnership property for federal income tax purposes, net of any depreciation, amortization or other cost recovery allowed or allowable to the Partnership with respect to the property as of the point in time such basis is determined for purposes of this Agreement.

     "AFFILIATE" means, when referring to a specific Person, (i) any Person that, directly or indirectly, controls or is controlled by or is under common control with, the specified Person, (ii) any Person that is an officer of, partner in, trustee of or serves in a similar capacity with respect to the specified Person or of which the specified Person is an officer, partner or trustee or with respect to which the specified Person serves in a similar capacity, (iii) any Person that is the beneficial owner, directly or indirectly, of ten percent (10%) or more of any class of equity securities of, or otherwise has a substantial beneficial interest in, the specified Person or of which the specified Person is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities or in which the specified Person has a substantial beneficial interest and (iv) any relative or spouse of the specified Person. An Affiliate of the Partnership or the General Partner does not include a Person who is a partner in a partnership or joint venture with the Partnership or any other Affiliate if such Person is not otherwise an Affiliate of the Partnership or the General Partner.

     "AGREED EQUITY" means the sum of $5,280,000.00, representing the agreed upon equity in the Property contributed to the Partnership by the General Partner and Sepulveda Hatteras. This amount is based on an agreed fair market value of $16,000,000.00 for the Property, reduced by the existing debt of $10,720,00.00 in favor of Imperial Bank, before the paydown of $2,720,000.00 by the Partnership.

     "AGREEMENT" means the Limited Partnership Agreement of the Partnership, as originally executed and as amended from time to time, as the context requires.

     "BOOK DEPRECIATION" means the amount of depreciation, amortization or other cost recovery method allowed or allowable to the Partnership with respect to an item of Partnership property, except that if the Book Value of such property differs from its Adjusted Tax Basis, Book Depreciation shall be determined utilizing the Book Value of the property rather than its Adjusted Tax Basis.

     "BOOK INCOME" OR "BOOK LOSS" means the income or loss, as the case may be, recognized by the Partnership for Book Purposes from disposition of an item of Partnership property determined by using the Book Value of the property, rather than its Adjusted Tax Basis.

     "BOOK PURPOSES", with regard to an item of income, gain, loss or deduction, means determining such item utilizing Book Value rather than Adjusted Tax Basis.

                                  EXHIBIT "1"

     "BOOK VALUE" means the value at which an item of Partnership property is reflected in the Capital Accounts of the Partnership, which may equal or may differ from its Adjusted Tax Basis and which may be adjusted to its fair market value from time to time under the provisions of Article VI of the Agreement.

     "CAPITAL ACCOUNT" means the Capital Account of a Partner maintained by the Partnership in accordance with the provisions of Article VI of the Partnership Agreement and sound federal income tax reporting principles consistent with the Partnership's method of accounting for federal income tax reporting purposes.

     "CAPITAL CONTRIBUTION" means the sum of the amount of cash and/or the Agreed Equity contributed to the Partnership, as adjusted for contributions made after the effective date of the Agreement.

     "CASH FLOW" means Cash Flow From Operations and Cash Flow From Sale or Refinancing.

     "CASH FLOW FROM OPERATIONS" means, for each fiscal year, the cash proceeds received by the Partnership from the operation of the Partnership business or investments for such year (excluding Capital Contributions, Partnership borrowings and the proceeds of a Sale or Refinancing, but including the proceeds of an Interim Sale Transaction) as reduced by: (i) expenses incurred in the operation of the Partnership's business or investments paid or payable by the Partnership during such year; and (ii) reasonable Reserves for the replacement or preservation, during the current or any future fiscal year, of any property of the Partnership or for working capital needs of the Partnership as determined by the General Partner.

     "CASH FLOW FROM SALE OR REFINANCING" means the cash proceeds received by the Partnership from a Sale of the Property or a Refinancing (provided the Partnership realizes cash proceeds from the refinancing) as reduced by: (i) all costs and expenses incurred in connection with the transaction; (ii) amounts paid or payable to creditors of the Partnership out of the proceeds; (iii) costs and expenses incurred by the Partnership for capital improvements, replacements or repairs paid or payable out of such proceeds; and (iv) such reasonable Reserves set aside out of the proceeds to meet other estimated obligations of the Partnership or to pay other costs and expenses of the Partnership, as determined by the General Partner.

     "CODE" means the Internal Revenue Code of 1986, as amended.

     "EXPENDITURES" or "IRC SECTION 705 EXPENDITURES" means (i) expenditures of the Partnership not deductible in computing Partnership income for federal income tax purposes and not properly chargeable to Capital Accounts under IRC
Section 705(a)(2)(B), (ii) organization and offering expenses treated as IRC
Section 705(a)(2)(B) expenditures under Treasury Regulation Section 1.704-1(b)(2)(iv)(i)(2) and (iii) certain losses incurred in transactions between related parties treated as IRC Section 705(a)(2)(B) expenditures under Treasury Regulation Section 1.704-1(b)(2)(iv)(i)(3).

     "GAIN FROM SALE" means the income or gain resulting from the Sale of a Partnership capital asset, determined for Book Purposes and allocated in accordance with the rules and principles of Article V of the Partnership Agreement.

     "GENERAL PARTNER" means American Equity Trust Operating Partnership, L.P., a Delaware limited partnership.

     "INITIAL CAPITAL" means the Capital Contributions initially made by the Partners to the Partnership on or about the effective date of the Agreement, consisting of a $6,400,000.00 Capital Contribution by the General Partner and a $1,600,000.00 Capital Contribution by Sepulveda Hatteras, as more fully set forth in Paragraphs 4.1(a) and (b).

                                  EXHIBIT "1"

     "INTERIM SALE TRANSACTION" means any sale of property by the Partnership which does not involve the sale, exchange, transfer, assignment or other disposition of all or a substantial portion of the assets of the Partnership, or all or a substantial portion of the Property.

     "IRC" means the Code.

     "IRS" means the Internal Revenue Service.

     "ITEMS OF INCOME AND GAIN" means gross income from Partnership operations and gain from the sale or other taxable disposition of Partnership property before any expenses of such sales or dispositions or any loss from other sales or taxable dispositions of Partnership property are taken into account.

     "LIMITED PARTNER" means Sepulveda Hatteras, as well as any Additional Partners admitted to the Partnership as limited partners pursuant to the Partnership Agreement, as amended.

     "LOSS FROM SALE" means any net loss resulting from the Sale of a Partnership capital asset, determined for Book Purposes and allocated in accordance with the rules and principles of Article V of the Partnership Agreement.

     "MINIMUM GAIN" means the aggregate of the excess of, calculated with respect to each Nonrecourse Liability of the Partnership, the outstanding and unpaid balance of the Partnership's Nonrecourse Liabilities over the Book Value of the items of Partnership property subject to such Nonrecourse Liabilities.
If an item of Partnership property is subject to two or more liabilities (Nonrecourse Liabilities or otherwise), the Book Value of such property, for purposes of calculating Minimum Gain, shall be allocated as provided in Treasury Regulation Section 1.704-1(b)(4)(iv)(c), as amended, supplemented or replaced.

     "NET CAPITAL CONTRIBUTION" of any Partner on any day shall be equal to the excess, if any, of (a) the aggregate Capital Contributions of such Partner on or before such day, over (b) the aggregate distributions to such Partner pursuant to Paragraph 5.2(c), (d) and (e) of this Agreement (excluding any preferred returns) on or before such day.

     "NET FINANCING PROCEEDS" means the cash available from any borrowings secured by a mortgage or deed of trust encumbering the Property, or unsecured, after payment of all loan-related expenses.

     "NONRECOURSE DEDUCTIONS" means, for any given taxable year of the Partnership, an amount equal to the net increase, if any, in the amount of Minimum Gain during such year and shall consist of: (i) first, depreciation or cost recovery deductions with respect to Partnership property subject to one or more Nonrecourse Liabilities, to the extent of the net increase in Minimum Gain attributable to Nonrecourse Liabilities to which such property is subject, and then (ii) a pro rata portion of the Partnership's other items of deduction, loss and IRC Section 705 Expenditures for the year. If the depreciation and cost recovery deductions referred to in the preceding sentence exceed the net increase in Minimum Gain for any taxable year, a proportional share of each such deduction shall be the Partnership's Nonrecourse Deductions for such year. If the net increase in Minimum Gain during a taxable year of the Partnership exceeds the total amount of Partnership loss, deduction and IRC Section 705 Expenditures for such year, the amount of such excess shall constitute Nonrecourse Deductions in the next succeeding year or years, as if there had been a net increase in Minimum Gain during such year or years.

     "NONRECOURSE LIABILITIES" means those liabilities with respect to which no Partner (General or Limited) personally bears any economic risk of loss, other than through their interests as Partners in the Partnership property subject to such liabilities, as more fully defined in Regulation Section 1.704-2.

                                  EXHIBIT "1"

     "OPERATING LOSSES" means the net loss from the operation of the business of the Partnership for each fiscal year, determined without regard to Gain From Sale or Loss From Sale for Book Purposes, and allocated in accordance with the rules and principles of Article V of the Partnership Agreement.

     "OPERATING PROFITS" means the net profit from the operation of the business of the Partnership for each fiscal year, determined without regard to Gain From Sale or Loss From Sales for Book Purposes, and allocated in accordance with the rules and principles of Article V of the Partnership Agreement.

     "PARTNERS" means the General Partner and the Limited Partner(s). Reference to a Partner shall be to any one of the Partners.

     "PARTNER PERCENTAGES" means the interest of a Partner in the Partnership determined by dividing such Partner's aggregate Capital Contributions by the total Capital Contributions of all Partners, as adjusted for Capital Contributions made subsequent to contributions to Initial Capital or as otherwise provided in the Partnership Agreement.

     "PARTNERSHIP" means AMREIT No. 5805, a California limited partnership.

     "PARTNERSHIP AGREEMENT" means the Agreement.

     "PARTNERSHIP INTEREST" means an interest in the Partnership owned by any Partner.

     "PERSON" means any individual, partnership, corporation, trust or other entity.

     "PROPERTY" means that certain parcel of real property, improved with a Class A office building of approximately 88,500 gross leasable square feet, located at 5805 Sepulveda Boulevard, Van Nuys, California, and legally described as set forth in Exhibit "2" attached to this Agreement and made a part hereof.

     "REFINANCING" means (i) any refinancing of Partnership indebtedness initially obtained to finance property purchased on a leveraged basis; (ii) the initial financing or borrowing incurred with respect to properties purchased on an unleveraged basis; or (iii) any other financing or borrowing incurred by the Partnership.

     "REQUIRED MAJORITY OF THE PARTNERS" means those Partners holding more than fifty percent (50%) of the voting interests of the Partners, determined in accordance with each Partner's Partner Percentage, unless a higher percentage is otherwise required. Whenever a particular Partner is excluded, his Partner Percentage shall be excluded from the calculation of votes or consents required for the action to be taken.

     "RESERVES" means, funds set aside or amounts allocated during such period in such amounts deemed necessary and/or appropriate by the General Partner in its sole discretion for working capital and to pay taxes, insurance, debt service, repairs, replacements or renewals or other costs or expenses or contingent liabilities incident to the ownership or operation of Partnership properties.

     "SALE" means any of the following: (i) the sale, exchange, transfer, assignment or other disposition of all or a substantial portion of the Property;
(ii) the condemnation or deed in lieu of condemnation of all or a substantial portion of the Property; or (iii) any collection in respect of property, hazard or casualty insurance (but not rental interruption insurance) or any damage awards received in connection with the destruction of all or a substantial portion of the Property.

     "SEPULVEDA HATTERAS" means Sepulveda Hatteras, Ltd., a California limited partnership.

                                  EXHIBIT "1"

     "SUBSTITUTED LIMITED PARTNER" means any person admitted to the Partnership as a Limited Partner pursuant to Article X of the Partnership Agreement.

     "TAXABLE DISPOSITION" means, with regard to a particular item of property, a sale, exchange or other disposition of the property which results in the recognition of gain or loss for federal income tax purposes.

                                  EXHIBIT "1"

                                AMREIT NO. 5805
                        A CALIFORNIA LIMITED PARTNERSHIP


                               LEGAL DESCRIPTION

                                [TO BE INSERTED]



























































                                  EXHIBIT "2"

                                 AMREIT NO. 5805
                        A CALIFORNIA LIMITED PARTNERSHIP



        NAMES, ADDRESSES, CAPITAL CONTRIBUTIONS AND PARTNER PERCENTAGES

                                                            Partner
Name and Address                                      Capital Contributions        Percentages
- ----------------                                      ---------------------        -----------
GENERAL PARTNER:

American Equity Trust Operating Partnership, L.P.        $6,400,000/1/                 80.00
2221 Rosecrans Avenue, Suite 110
El Segundo, California


LIMITED PARTNER:

Sepulveda Hatteras, Ltd.                                  1,600,000/2/                 20.00
5805 Sepulveda Blvd., Suite 601
Van Nuys, California

                                                         ----------                   ------
     Total:                                              $8,000,000                   100.00%


- -----------------------------

/1/ Cash of $2,720,000.00 plus Agreed Equity of $3,680,000.00 in the Property as described in Paragraph 4.1

/2/  Agreed Equity in the Property as described in Paragraph 4.2
































                                  EXHIBIT "3"